    US. SECURITIES AND EXCHANGE COMMISSION

     WASHINGTON, DC. 20549

FORM SB-2/A

Amendment # 8

SEC File Number 333-134408

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(Name of Small Business Issuer in its Charter)

New York	4814	01-0671426
State or Other Jurisdiction of Incorporation of Organization	Primary Standard Industrial Code	(I.R.S. Employer Identification No.)

Ron Kallus, CEO
2 Ingrid Road
 Setauket, NY 11733-2218
Tel:  631-458-1120

(Address and Telephone Number of Registrants Principal Place of Business)

COPIES TO:

THE O'NEAL LAW FIRM, P.C.
Attention: William D. O'Neal, Esq.
17100 E. Shea Boulevard, Suite 400-D
Fountain Hills, Arizona 85268

Tel: (480) 812-5058
Fax: (480) 816-9241

(NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement under number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box [ ]

Title of Securities to Be Registered	Proposed Amount to be Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Amount of Registration Fees
Common stock par value $0.0001 per share (1)	800,000	$0.025 (2)	$20,000 (2)	$ 2.14 (2)
Common stock par value $0.0001per share (1) (3) (4)	3,200,000 (3) (4)	$0.25	$800,000	$ 85.60 (3)

Total				$ 87.74

1)
In the event of a stock split, stock dividend, or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

2)
The offering price has been estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c). Our common stock is not traded on any national exchange and in accordance with Rule 457, the offering price was determined by the price the shares were sold to our shareholders in a private placement transaction. The price of $.025 is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board at which time the shares may be sold at prevailing market prices or privately negotiated prices.

3)	Calculated Pursuant to Rule 457(g)

4)	Issuable upon exercise of our outstanding series A, B, C, and D warrants to purchase common stock at an exercise price of $.025 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8 (a), may determine.

VGTel, Inc.
4,000,000 Shares of Common Stock

Prospectus

The prospectus and the registration statement, of which it is a part, are being filed with the Securities and Exchange Commission (the "SEC") to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") including shares to be issued to the Selling Shareholders upon exercise of certain common stock purchase warrants of VGTel, Inc. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 4,000,000 shares of our common stock of which 3,200,000 common shares are issuable upon the exercise of certain common stock purchase warrants.  All of such shares are being offered for resale by the selling stockholders. The sales price to the public was set by the selling shareholders at $0.025 per share of Common Stock for an aggregate of $ 20,000 The price of $0.025 per share is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for trading on the OTC Bulletin Board.

The total cost of the offering will be borne by us. We will not receive any of the proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised by the selling stockholders.

Before this offering, there has been no public market for the common stock and the Company's stock is not currently traded on any exchange or quotation system. It is the Company's intention to seek a market maker to apply for a quotation on the OTC Bulletin Board in the United States, also known as the OTCBB, following the effective date of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold (except pursuant to a transaction exempt from the registration requirements of the Securities Act) until the Registration Statement filed with the Securities and Exchange Commission (“SEC”) is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Investing in our common stock involves a high degree of risk. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 7 which describes certain material risk factors you should consider before investing.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is   November 21, 2007

Dealer Prospectus Delivery Obligation

Until 90 days from the effective date of this Registration Statement, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus Summary:

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision, especially including the information under the headings "Risk Factors," beginning on Page 9.

This prospectus is part of a resale registration statement. The selling shareholders ("Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission ("SEC") in this prospectus is accurate only as of the date of the documents containing the information.

History of the Company:

The Company was incorporated on February 5, 2002 in the State of New York under the name Tribeka Tek, Inc. We were in the business of providing Edgarizing services to public companies filing their disclosure documents on Edgar. On January 18, 2006 pursuant to an Asset Purchase Agreement executed between the Company and NYN International, LLC we purchased from NYN International LLC, all of the assets, software, contracts, and intellectual properties and know-how of the GMG system, a telemarketing campaign product which was developed by NYN International, LLC.

The terms of the Agreement were as follows:

•  In exchange of the acquisition of all of the assets, software, contracts, and intellectual properties and know-how of the GMG System, we issued 2,760,000 to the shareholders of NYN International, LLC designees.
 •  We appointed Ron Kallus as CEO, President, Chairman and Treasurer, and Israel Hason as VP Marketing & Director and Niva Kallus as Secretary.
 •  We underwent a name change to VGTel, Inc.

In February 2006, we ceased our edgarizing business in order to focus all of our resources on our newly acquired GMG System which we are currently testing with one client.    During the period ending March 31, 2006, we recognized revenues of $840 and expenses of $1,519 for a net loss of $679 resulting from the discontinued Edgarizing business.

As a result of the acquisition of the GMG assets, the company is now operating in the telemarketing sector of the communications industry.   The Company does not have any subsidiaries, affiliated companies or joint venture partners as of this date.

As of April 1, 2007, Our executive offices are located  at,

2 Ingrid Road
 Setauket, NY 11733-2218
Tel:  631-458-1120

Business:

We are a development stage company currently testing a newly developed telemarketing campaign product called Global Messaging Gateway (GMG). This product is designed to enable a single customer using  the system to set up a telemarketing campaign to distribute messages to bulk lists of recipients in the medium of text, voice, Fax or multimedia. Messages can be delivered from one control center (one location) to thousands of clients anywhere in the world simultaneously using the internet instead of traditional telephone equipment. (See "Description of Business".)

We believe the GMG system is a cost effective alternative to the current traditional telemarketing campaign products that distinguishes itself in several ways, including, fixed equipment costs, per message usage costs, and personnel costs to drive the campaign.  The current traditional telemarketing tools functions on actual special call-center equipment, with human agents behind each call, which sets the cost per call to a significantly higher level than the cost associated with the same call using the GMG product.  The GMG product utilizes the internet instead of physical phone lines   and several concurrent campaigns can be administered by a single user.

In order to send the Voice messages to the destinations over the internet, we use the Voice Over Internet Protocol (VOIP) technology, which allows us to stream the voice message on the internet, in a similar way it is done over the regular phone line. The main difference is that the voice is being converted from analog signal to digital, and compressed in order to use as little space as possible on the internet. We don’t provide VOIP services; we are using VOIP technology to transmit the voice messages on the internet network.

 The GMG System's cost structure allows a User to initiate and control a telemarketing campaign from the Company's website at  www.vgtel.com,  charging the customer only for completed calls at a very attractive rate. As an example, we plan to charge for a US domestic call $0.03 which charge includes the dialing and transmitting of the communication. The same rate will be charged for calls to Western Europe, Canada, and Israel.

The Global Messaging Gateway (GMG) is currently the first and only product of the Company. The Company launched its website in January 2006 at its domain location, at www.vgtel.com. We currently have one client who is using the GMG system for telemarketing campaigns. This client, Platin Ltd. is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.  We have not recognized any significant revenues from this product to date and we have not entered into any contracts for our services with any clients.

At the current level of revenues and expenses, in conjunction with the committed loan from our President, we anticipate we will have sufficient funding to continue our activities at the current level  for the next 12 months.   The activities that can be supported with the currently available funds are extremely limited and are consistent with those  limited activities in which the company has historically engaged.  (See section on Management Discussion & Analysis under the sub heading "Our budget for the Next 12 Months".) However, we will need to raise substantial funds in order to launch a broad marketing campaign to attract clients for our product in order to become a viable business. We cannot offer assurances that any additional funds will be raised when we require the funds or that we will be able to raise funds on suitable terms. Failure to obtain such financing when needed could delay or prevent our planned development and our marketing effort which is necessary for our business to become viable.   If additional capital is raised through the sale of additional equity or convertible securities, substantial dilution to our stockholders is likely to occur which may result in a partial or substantial loss to your investment in our common stock.

The Resale Offering

The prospectus and the registration statement, is being filed with the SEC to satisfy our obligations to the recipients of certain shares of common stock (the "Selling Shareholders") including shares to be issued to the Selling Shareholders upon exercise of certain warrants of VGTel, Inc. Accordingly, the prospectus and the registration statement cover the resale by certain Selling Shareholders of 4,000,000 shares of our Common Stock of which 3,200,000 shares of our Common Stock are underlying four (4) series of Warrants issued to the Selling Shareholders.

The price of $0.025 per share of Common Stock is a fixed price until the shares are listed on the OTC Bulletin Board or other national exchange, and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that our shares will be approved for trading on the OTC Bulletin Board.   All of the shares underlying the Series A, B, C, D Warrants are exercisable at $0.25 per share and each Warrant gives the holder the right upon exercise to receive one share of Common Stock.

See "Plan of Distribution" on page 44  for a further description of how the Selling Shareholders may dispose of the shares covered by this prospectus.

Number of Shares Outstanding:

There were 4,800,000 shares of our Common Stock issued and outstanding as of November  10, 2006. Of the 4,800,000 shares, 800,000 shares are being registered in this offering for the Selling shareholders. Additionally 3,200,000 common shares underlying the Series A, B, C, and D Common Stock Purchase Warrants are also being registered by the Selling shareholders in this offering.  See "Description of Securities" for full details of the terms and conditions of the Warrants.

Summary of Financial Information

The following summary financial information for the periods stated summarizes certain information from our financial statements included elsewhere in this prospectus. You should read this information in conjunction with Management's Plan of Operations and the financial statements and the related notes thereto included elsewhere in this prospectus.

We are a Development Stage Company.   From July 27, 2004, the date of inception of VGTel, Inc. (formerly NYN International LLC, the accounting acquirer)  we have generated minimal earnings from operations.  As of twelve month period ending March 31, 2007, and  six  month interim period ending  September  30,  2007 our financial data is as follows:

Summary of Financial Data

Statement of Operations

Statement of Operations:	Fiscal Year Ended		Six Month Ended		Accumulated From
	March 31,		September 30,		Inception July 2004
	2007	2006	2007	2006	September 30, 2007

Revenues	$19,386	$6,321	$7,683	$7,944	$33,390
Net Income (Loss)	$(99,595)	$(56,426)	$(37,441)	$(20,902)	$(193,462)
Net Income (Loss) per Share	$(0.02)	$(0.05)	$(0.00)	$(0.00)

Balance Sheet

Balance Sheet	September 30 2007	March 31, 2007

Total Current Assets	$8,625	$10,683
Total Current Liabilities	$35,437	$30,954
Shareholders Equity	(7,962)	1,479

Risk Factors

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our Company and its business before purchasing shares of our Common Stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our Company. You could lose all or part of your investment due to any of these risks.  You should therefore not invest in our securities unless you are prepared  to lose your entire investment.

RISKS RELATED TO OUR BUSINESS

1.  WE HAVE A LIMITED OPERATING HISTORY ON WHICH YOU CAN BASE YOUR EVALUATION OF OUR PEFORMANCE.  WE ARE CURRENTLY TESTING OUR ONLY PRODUCT WITH ONE COMMERCIAL CLIENT WHO IS USING OUR SYSTEM ON A MINIMAL BASIS GENERATING MINIMAL REVENUES. THERE IS NO SUFFICIENT VOLUME OF MESSAGES BEING PROCESSED TO DETERMINE THE FULL FUCTIONALITY OF THE SYSTEM. WE CURRENTLY HAVE NO CONTRACTS FOR OUR SERVICES. IT IS HIGHLY LIKELY THAT OUR GMG SYSTEM MAY FAIL TO BE A VIABLE SOLUTION TO TRADITIONAL TELEMARKETING PRODUCTS AND MAY FAIL TO ATTRACT CUSTOMERS,  IN WHICH CASE OUR BUSINESS WILL FAIL.

We are a development stage company with minimal operating history. On January 18, 2006 the Company purchased a newly developed telemarketing campaign product called "Group Messaging Gateway" (GMG) which the Company is currently testing with one commercial client who is using our system minimally.  This client is  Platin Ltd., and  is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   There is insufficient volume of messages currently being processed to enable us to determine the systems functionability with a normal commercial load.  The Global Messaging Gateway (GMG) is currently the first and only product of the Company. We have not yet recognized any significant revenues from this product. We have not entered into any contracts for our services with clients. As a result, the product has not yet undergone rigorous testing by many clients.  There is no assurance that the GMG product will become a viable alternative to replace the traditional telemarketing campaign products.

Furthermore, the product is new to the market and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a very limited operating history of marketing our services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

If we do not effectively manage these risks, we will go out of business. To address these risks, we must, among other things:

•	Increase the number of messages being tested by expanding the messages of our only customer Platin, or by attracting additional customers willing to test our system with their clients.

•	Continue to develop the GMG in accordance to feedback we receive from testing customer.

•	Provide superior customer service;

•	Maintaining competitive pricing

•	Continue to develop the products in accordance to our customers needs.

Develop a clientele for our products

There are many challenges we will face in addressing these risks which highlights the high degree or risk for investors who purchase our securities in this offering. If our GMG product does not gain market acceptance by many clients, or overall we are unsuccessful in implementing our business, or in becoming profitable, our business will fail and you will lose your investment.

2. OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILIITY TO CONTINUE AS A GOING CONCERN.

Following review of our financial statements, our auditors have determined that we do not have sufficient working capital necessary to be successful and to grow our business. As a result, our auditors have raised substantial doubt about our ability to continue as a going concern. According to our auditors, continuation of our Company as a going concern is dependent upon raising funds and generating ongoing revenues from our operations. If we a fail to accomplish both, we will most likely fail and you will lose your investment. We will require a minimum of $35,000 for the next 12 months. At the current level of revenues and expenses, in conjunction with the committed loan from our President of $50,000 we anticipate we will have sufficient funding to operate for the next 12 months. However, we will need to raise substantial funds in order to launch a broad marketing campaign to attract clients for our product in order to become a viable business. We cannot offer assurances that any additional funds will be raised when we require them or that we will be able to raise funds on suitable terms. If we fail to raise additional funds, if we  fail as a business, and you would lose your investment.

3. WE NEED SUBSTANTIAL FINANCING TO EXECUTE OUR BUSINESS PLAN, AND THERE IS NO ASSURANCE FINANCING WILL BE AVAILABLE. IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS WHICH MAY CAUSE US TO GO OUT OF
BUSINESS.

We need substantial additional capital to expand our marketing and sales efforts. Our current level of income and expenses along with a loan commitment from our CEO are expected to fund operations for the next twelve months. However we will need to raise substantial funds to further develop and market our product to potential clients which is essential for us to become a viable business. We cannot offer assurances that any additional funds will be raised when we require them or that we will be able to raise funds on suitable terms. Failure to obtain such financing when needed could delay or prevent our planned development and expansion, which could result in less revenue and less cash to fund operations. If additional capital is raised through the sale of additional equity or convertible securities, substantial dilution to our stockholders is likely to occur which may result in a partial or substantial loss to your investment in our common stock.

4.  WE HAVE NOT DEVELOPED ANY EFFECTIVE DISTRIBUTION CHANNELS FOR OUR SERVICES WHICH ARE NECESSARY TO SELL OUR SERVICES AND GENERATE REVENUES. IF WE DO NOT ATTRACT SUFFICIENT CLIENTS FOR OUR PRODUCT WE WILL NOT HAVE SUFFICIENT REVENUES TO SUCCEED WHICH MAY CAUSE US TO GO OUT OF BUSINESS AND YOU MAY LOSE YOUR INVESTMENT.

We currently plan to market our services through personal contacts. In most instances, we plan to utilize performance demonstrations as part of our sales process.  In addition, our future marketing plans include:

•	Establishing service brand recognition through customers with extensive use of the Internet.

•	Active participation in industry trade shows.

•	Extensive public relations efforts directed at target market trade press.

Our success will depend, in part, upon our marketing efforts to effectively establish distribution channels and we may not have the resources or ability to sustain these efforts or generate any meaningful sales. If we do not generate sales sufficient to cover our expenses and generate a profit, you may lose your investment.

5.    WE DEPEND ON THIRD PARTIES FOR MANY FUNCTIONS. IF THE SERVICES OF THOSE THIRD PARTIES BECOME UNAVAILABLE TO US,  AND   WE ARE UNABLE TO REACH SUITABLE ALTERNATIVE ARRANGEMENTS ON A TIMELY BASIS, WE MAY LOSE CUSTOMERS AS A RESULT OF THE LAPSE IN OUR SERVICES CAUSED BY THE DELAY IN REACHING A CONTRACT WITH ALTERNATE PROVIDERS.

 Our business is materially dependent on third parties supporting the following operational points: (See also section on "Business"  under the subheading" (Our Current Infrastructure and Setup").

1.	Internet Service: Our servers are hosted by Internet Service Providers (ISP). We currently use three such providers:
Server Intellect (Florida), iPower (California) and ESP (Israel)

2.
Interconnect - To carry the messages from the internet into the local telecommunications network, onto which the end client is connected, we initially used NovoLink (Texas), and recently switched to Internet Gold (Israel).

 The number of companies providing the above mentioned services is growing, and we anticipate that alternative vendors to provide these services will be easily obtainable. We cannot provide any assurances that the third parties will perform their contractual obligations adequately. Furthermore, if any of our current relationships are terminated suddenly and we are unable to reach suitable alternative arrangements on a timely basis, we may lose customers as a result of the lapse in our services caused by the delay in reaching a contract with alternate providers.

6. THE COMPANY PLANS TO MARKET ITS PRODUCTS THROUGH THE VGTEL TRADEMARK NAME FOR WHICH THE COMPANY HAS APPLIED FOR TRADEMARK PROTECTION. ANY COMPETING PRODUCTS MARKETED UNDER A SIMIILAR NAME BY OUR COMPETITORS MAY RESULT IN COMPROMISING OUR PROTECTED NAME WHICH MAY HAMPER OUR MARKETING EFFORTS AND CAUSE US TO LOSE CUSTOMERS.

To the best of our knowledge the name VGTel is not being used by any commercial entity in the US. We have conducted an extensive search over the internet, and registered the name with the US Commissioner for Trademarks as our Service Mark. However, in the event our trademark name or a name similar to our trademark name is used by competitors it will confuse our current and potential customers who wish to obtain our services and end-up getting different service from another company. One of our marketing schemes is to develop an international network of franchise partners using our trademark, and any use of the name by another service provider will disrupt our marketing campaign which will result in our losing customers. Furthermore, there is no assurance that we will be able to successfully defend our service mark if contested or infringed upon. If this occurred, it could devastate our marketing efforts and cause us to lose customers.

7. THE COMMUNICATIONS SERVICES INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY WHICH MAY CAUSE US TO GO OUT OF BUSINESS AND FOR YOU TO LOSE YOUR INVESTMENT.

The communications industry, including Internet and data services, is highly competitive, rapidly evolving, and subject to constant technological change and intense marketing by providers with similar products and services. We expect that new competitors are likely to join existing competitors in the communications industry, including the market for Voice over Internet Protocol (VOIP), Internet and data services. Many of our current and future competitors are significantly larger and have substantially greater market presence as well as greater financial, technical, operational, marketing and other resources and experience than we have. In the event that such a competitor expends significant sales and marketing resources in one or several markets we may not be able to compete successfully in such markets. We believe that competition will continue to increase, placing downward pressure on prices. Such pressure could adversely affect our gross margins if we are not able to reduce costs commensurate with such price reductions. In addition, the pace of technological change makes it impossible for us to predict whether we will face new competitors using different technologies to provide the same or similar services offered or proposed to be offered by us. If our competitors were to provide better and more cost effective services, our business initiatives could be materially and adversely affected resulting in our business failing in which case you may lose your investment.

8. FAILURE FOR OUR COMPANY TO PERFORM FOR OUR CLIENTS MAY RESULT IN REDUCED REVENUES OR CLAIMS FOR DAMAGES WHICH MAY CAUSE US TO LOSE CLIENTS AND MAY RESULT IN OUR GOING OUT OF BUSINESS.

Failures to meet service requirements of a client could disrupt the client's business and result in a reduction in revenues or a claim for substantial damages against us. For example, some of our agreements may have standards for service that, if not met by us, may result in reduced payments. In addition, because many of our projects will likely be business-critical projects for our clients, a failure or inability to meet a client's expectations would seriously damage our reputation and affect our ability to attract new business. To the extent that our contracts contain limitations on liability, such contracts may be unenforceable or otherwise may not protect us from liability for damages. If this would occur it may devastate our business, and you could lose your investment.

  9. WE ARE DEPENDENT UPON OUR CHIEF EXECUTIVE OFFICER, RON KALLUS, TO DEVELOP OUR BUSINESS. IF WE LOSE MR. KALLUS  OR IF HE DOES NOT  ADEQUATELY DEVELOP OUR BUSINESS, THEN WE WILL GO OUT OF BUSINESS AND YOU MAY LOSE YOUR INVESTMENT.

At the outset, our success will depend entirely on the ability of Ron Kallus to launch our business. We do not carry a “key person” life insurance policy on any of our officers and directors. The loss of Mr. Kallus would devastate our business. At the present time there are three officers in the company: Ron Kallus our President and Chief Executive Officer is devoting his full time to operate the company business while Mr. Hason, our Chief Marketing Officer,  is devoting 20% of his time to develop the marketing strategy and Niva Kallus, Corporate Secretary is devoting 5% of her time to look over the company operations ensuring it is done according with the relevant regulations. Ron Kallus is the only officer devoting his full time to the operations of the Company. Mr. Kallus will be responsible for all business matters of the Company. In the event that Mr. Kallus ceases to devote his full time to our business, it will adversely affect our ability to conduct business and may cause a total loss of your investment.

10. OUR PROMOTIONAL AND MARKETING EFFORTS MAY NOT RESULT IN GENERATION OF ANY REVENUE WHICH MAY CAUSE OUR BUSINESS TO FAIL AND FOR YOU TO LOSE YOUR INVESTMENT

If our promotional and marketing efforts do not attract customers, then we will not generate any revenue. We intend to target customers that will need our services. If we do not attract customers through our promotional and marketing efforts, then it is likely that our business will fail and cause you to lose your investment.

11. THE FAILURE OF OUR BUSINESS AND OUR CUSTOMER SERVICE   SUPPORT SYSTEMS TO PERFORM AS WE EXPECT, COULD CAUSE US TO LOSE CUSTOMERS AND/OR MAKE IT DIFFICULT TO OBTAIN NEW CUSTOMERS, WHICH COULD RESULT IN REDUCED REVENUES, POSSIBLY CAUSING US TO GO OUT OF  BUSINESS.

Our operations support systems are an important factor in our success. Critical information systems used in daily operations will be used to perform sales and order entry, provisioning, billing and accounts receivable functions, and cost of service verification and payment functions. If any of these systems fail or do not perform as expected, it would reduce our ability to process orders and provision services, and to bill for services efficiently and accurately, all of which could cause us to suffer customer dissatisfaction, loss of business, loss of revenue or the inability to add customers on a timely basis, any of which could reduce revenues. In addition, system failure or performance issues could increase our operating costs by limiting our ability to review and dispute invoicing and provisioning data provided by our service providers. These are all critical issues which may devastate our business and may cause you to lose your investment.

RISKS RELATED TO OUR INDUSTRY.

12. OUR RIGHTS TO THE USE OF TELECOMMUNICATIONS FACILITIES AND TELECOMMUNICATIONS BANDWIDTH THAT MAKE UP OUR NETWORK MAY BE AFFECTED BY THE FINANCIAL HEALTH OF THE TELECOMMUNICATIONS FACILITY AND BANDWIDTH PROVIDERS WHICH COULD RESTRICT OUR ACCESS TO ESSENTIAL SERVICES AND COULD REDUCE OUR REVENUE OR INCREASE OUR OPERATING COSTS WHICH MAY CAUSE US TO GO OUT OF BUSINESS AND YOU MAY LOSE YOUR INVESTMENT.

The majority of our planned network will be held by us through short-term and long-term service agreements and/or irrevocable right of use agreements with various unrelated third-party providers who provide us with access to internet and telecommunications facilities and bandwidth owned by them. If one of these providers has a bankruptcy or financial collapse, we could lose our access to telecommunication services from the provider, which in turn could impact the integrity of our network resulting in a loss of revenues or leading to an increase in operating costs. Should this occur, we may be unable to continue our business, and you could lose your investment.

13. THE OPERATION, ADMINISTRATION, MAINTENANCE AND SUPPORT OF OUR SYSTEMS ARE SUBJECT TO RISKS THAT COULD LEAD TO INTERRUPTIONS IN OUR SERVICES AND THE FAILURE OF OUR SYSTEMS TO OPERATE AS INTENDED, WHICH COULD RESULT IN LESS REVENUE AND/OR HIGHER OPERATING COSTS WE MAY CAUSE US TO LOSE CUSTOMERS.

Our system is and will be subject to the risks inherent in large-scale, complex telecommunications systems. The operation, administration, maintenance and repair of our systems will require the coordination and integration of sophisticated and highly specialized software technologies and equipment located throughout the world. Our system may not continue to function as expected in a cost-effective manner. The failure of the hardware or software to function as required could render our Company unable to perform at design specifications. Failures in our system could result in reduced revenue and/or increased operating costs and loss of customers. If our costs exceed our revenues, we may be unable to continue our operations, and you may lose your investment.

 14. THE PRICES FOR TELECOMMUNICATIONS SERVICES HAVE BEEN DECREASING, AND WE EXPECT THAT SUCH DECREASES WILL CONTINUE OVER TIME, THUS REDUCING OUR ANTICIPATED REVENUES AND ANY MARGIN OF PROFIT WE MAY REALIZE. WITHOUT SUFFICIENT REVENUES TO COVER OUR EXPENSES AND GENERATE A PROFIT, WE WILL GO OUT OF BUSINESS AND YOU MAY LOSE YOUR INVESTMENT.

We expect price decreases in our industry to continue as demand increases for transmission capacity on existing and new networks. If the prices for our services decrease for whatever reason and we are unable to increase volumes through additional services or otherwise, it would reduce revenues and lower our operating results. If we do not generate sales sufficient to cover our expenses and generate a profit, you may lose your investment.

15. CHANGES IN REGULATORY ENVIRONMENTS MAY REQUIRE US TO OBTAIN AND MAINTAIN A NUMBER OF GOVERNMENTAL LICENSES AND PERMITS, WHICH COULD BE AN EXPENSIVE AND TIME-CONSUMING PROCESS, AND THERE IS NO ASSURANCE WE WILL BE ABLE TO OBTAIN OR MAINTAIN THE LICENSES OR PERMITS, THUS WE MAY BE FORCED TO GO OUT OF BUSINESS AND CAUSE YOU TO LOSE YOUR INVESTMENT.

Our business is subject, to privacy laws and regulations enacted in the United States and other jurisdictions around the world that govern the collection and use of personal data of our customers and our ability to contact our customers and prospective customers, including through telephone or facsimile. We are subject to U.S. federal privacy regulation, including the federal Telemarketing Sales Rule with its “do not call” and “do not fax”  provisions, and state privacy regulations. Many states have laws and regulations regarding telemarketing laws, telephone solicitation laws, including “do not call” and “do not fax” regulations. Additionally, changing regulatory environments may require us to obtain and maintain a number of governmental licenses and permits in the future. If we fail to comply with those regulatory requirements or fail to obtain and maintain those licenses and permits, we may not be able to conduct our business. Moreover, those regulatory requirements could change in a manner that significantly increases our costs and reduces our operating results. If we do not generate sales sufficient to cover our expenses and generate a profit, you may lose your investment.

16.  ATTEMPTS TO LIMIT THE BASIC COMPETITIVE FRAMEWORK OF THE TELECOM ACT COULD INTERFERE WITH THE SUCCESSFUL IMPLEMENTATION OF OUR BUSINESS PLAN, WHICH COULD INCREASE OUR OPERATING COSTS AND/OR REDUCE OUR REVENUES.

Successful implementation of our business plan is predicated on the assumption that the basic framework for competition in the local exchanges services market established by the Telecom Act will remain in place. We expect that there will be attempts to modify, limit or eliminate this basic framework through a combination of federal legislation, new rulemaking proceedings by the FCC and challenges to existing and proposed regulations by the Regional Bell operating companies ("RBOCs"). If those provisions of the Telecom Act are changed, those changes could significantly increase our operating costs and/or reduce our revenue. If we do not generate sales sufficient to cover our expenses and generate a  profit, you may lose your investment.

17.  POTENTIAL REGULATION OF INTERNET SERVICE PROVIDERS COULD SUBJECT US TO UNFORSEEN RESTRICTIONS ON OUR PROJECTED USE OF THE NETWORK WHICH COULD INCREASE OUR OPERATING COSTS.

The FCC has to date treated Internet service providers as enhanced service providers. Enhanced service providers are currently exempt from federal and state regulations governing common carriers, including the obligation to pay access charges and contribute to the universal service funds. The FCC is currently examining the status of Internet service providers and the services they provide. If the FCC were to determine those Internet service providers, or the services they provide, are subject to FCC regulation, including the payment of access charges and contribution to the universal service funds, it could affect VGTel because those additional charges could be passed to us and could significantly increase our operating costs. If we do not generate sales sufficient to cover our expenses and generate a profit, you may lose your investment.

18. UNAUTHORIZED DISCLOSURE OF SENSITIVE OR CONFIDENTIAL CLIENT AND CUSTOMER DATA, WHETHER THROUGH BREACH OF OUR COMPUTER SYSTEMS OR OTHERWISE, COULD EXPOSE US TO PROTRACTED AND COSTLY LITIGATION AND CAUSE US TO LOSE CLIENTS WHICH MAY RESULT IN OUR GOING OUT OF BUSINESS AND FOR YOU TO LOSE YOUR INVESTMENT.

We may be required to collect and store sensitive data in connection with our services, including names, addresses, social security numbers, credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. If any person, including any of our employees, penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability for breaching contractual confidentiality provisions and/or privacy laws. Penetration of the network security of our data centers could have a negative impact on our reputation and could lead our present and potential clients to choose other service providers, which would devastate our business, and may result in the loss of your investment.

19. OUR POTENTIAL CLIENTS MAY ADOPT TECHNOLOGIES THAT DECREASE THE DEMAND FOR OUR SERVICES, WHICH COULD REDUCE OUR REVENUES AND CAUSE US TO GO OUT OF BUSINESS AND FOR YOU TO LOSE YOUR INVESTMENT.

We plan to target clients with a need for our services and we will depend on their continued need of our services. However, over time, clients may adopt new technologies that decrease the need for live customer interactions, such as interactive voice response, web-based self-help and other technologies used to automate interactions with customers. The adoption of such technologies could reduce the demand for our services, pressure our pricing, cause a reduction in any revenues we are generating at the time, and harm our business. Should that occur, it may devastate our business, and cause you to lose your investment.

20. SYSTEM FAILURES COULD PREVENT ACCESS TO OUR WEBSITE AND PREVENT OUR CLIENTS FROM USING OUR SYSTEM THEREBY REDUCING OUR REVENUES. IF WE DO NOT GENERATE SUFFICIENT REVENUES TO COVER OUR EXPENSES AND GENERATE A PROFIT, WE MAY GO OUT OF BUSINESS AND YOU MAY LOSE YOUR INVESTMENT.

Since the success of our business will depend upon our use of the internet for VOIP services, any network interruptions, difficulty or inability to access our website, or other problems with our website, would result in declining revenue and loss of potential customers. We anticipate that our systems and operations will be vulnerable to damage or interruption from a number of sources, including fire, flood, power loss, telecommunications failure, physical and electronic break-ins, earthquakes and other similar events. We believe our servers will also be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. Any substantial disruption of this sort could completely impair our ability to generate revenue through our website. We do not currently have a formal disaster recovery plan in effect and do not have business interruption insurance to compensate us for losses that could occur. Consequently, these risks if realized will cause us to go out of business, and you may lose your entire investment.

21. OUR OPERATING RESULTS COULD BE IMPAIRED IF WE BECOME SUBJECT TO BURDENSOME REGULATIONS, LEGAL UNCERTAINTIES, AND/OR FEES CONCERNING OPERATION OF OUR WEBSITE WHICH MAY INCREASE OUR EXPENSES AND CAUSE US TO GO OUT OF BUSINESS.

Since 1998, the system for the internet has been run by a US (non governmental organization) known as ICANN - the Internet Corporation for Assigned Names and Numbers. It is an independent body, but is under contract to the US Department of Commerce. Other countries have become increasingly uncomfortable with the arrangement, countries including China and Iran wanted so-called “internet governance” transferred to an international body linked to the UN while the EU wanted some kind of intergovernmental “cooperative body”.   An agreement was reached November 2005 wherein the US will keep its oversight of the technology that underpins the internet. But a new international “internet governance forum” will be set up to discuss issues of concern. Although currently this new forum is not envisioned to have any decision-making powers,” there is no assurance that this forum and the international community will not at some point impose burdensome regulations or fees to companies conducting commerce over the internet. Should that occur, it would adversely affect our business and may impede our ability to implement our platform and to facilitate transactions over the internet. Consequently, it could result in our business failing, and you losing your entire investment.

22. WE ARE SUBJECT TO THE POLITICAL, AND MILITARY CONDITIONS OF EACH COUNTRY IN WHICH WE PLAN TO SELL OUR SERVICES. POLITICAL UNREST COULD INTERRUPT OUR BUSINESS WHICH COULD CAUSE US TO LOSE REVENUES WHICH MAY LEAD TO OUR GOING OUT OF BUSINESS.

We plan to expand our business globally in various parts of the world. Our only client currently is located in the state of Israel which has recently been engaged in a war and is still facing uncertainty. During this brief, war no business was transacted. Furthermore, we plan to expand our operations globally to other countries which may face political unrest or other local challenges. If that occurs our business may be halted and we may go out of business.

RISKS RELATED TO OUR COMMON STOCK:

23. SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING STOCKHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE THE CURRENT TRADING PRICE OF OUR COMMON STOCK WHICH MAY CAUSE YOU TO LOSE SOME OR ALL OF YOUR INVESTMENT

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 4,800,000 shares of common stock issued and outstanding as of the date of this prospectus. When this registration statement is declared effective, the Selling Stockholders will be able to resell up to 800,000 shares of our Common Stock and if each shareholder exercises his Warrants we will be required to issue an additional 3,200,000 shares of Common Stock which the Selling Warrant Holders will be able to resell in the market. As a result, a substantial number of our shares of Common Stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our Common Stock. As a result of any such decreases in price of our Common Stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.

Any significant downward pressure on the price of our Common Stock as the Selling Shareholders sell their shares of our Common Stock could encourage short sales by the Selling Shareholders or others. Any such short sales could place further downward pressure on the price of our Common Stock.

In addition, as of the date of this prospectus there are 4,000,000 outstanding shares of our Common Stock that are restricted securities as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Although the Securities Act and Rule 144 place certain prohibitions on the sale of restricted securities, restricted securities may be sold into the public market under certain conditions. The sale of these shares may further depress the price of our shares.

24. IF A MARKET FOR THE COMPANY'S COMMON STOCK DOES NOT DEVELOP INVESTORS MAY BE UNABLE TO SELL THEIR SHARES AND YOU MAY LOSE YOUR INVESTMENT.

There is currently no market for the Company's Common Stock and there may never be a public market. If no market ever develops for the Company's shares, it will be difficult for new investors to sell their shares. In addition, there may be no share volume to allow new investors to sell their shares at any market price. Without a public market or a public market that does not allow new investors to realize their investment or to sell their shares, new investors should consider whether or not they wish to invest in shares which they may not be able sell in a public market.

25. IF THE COMPANY FAILS TO ATTRACT OR MAINTAIN THE SERVICES OF A MARKET MAKER IT WILL LIMIT THE LIQUIDITY OF THE SHARES PURCHASED BY NEW INVESTORS AND YOU MAY BE UNABLE TO SELL YOUR SHARES AND THEREFORE YOU MAY LOSE YOUR INVESTMENT.

If the Company is unable to secure and maintain at least one National Association of Securities Dealers, Inc. member broker/dealer as market maker, the liquidity of the Common Stock could be impaired, not only in the number of shares of Common Stock which could be bought and sold, but also through possible delays in the timing of transactions, and lower prices for the common stock than might otherwise prevail. Furthermore, the lack of market makers could result in persons being unable to buy or sell shares of the Company's Common Stock on any secondary market. A new investor should consider whether or not he or she wishes to invest in a company which may never have a proven track record in the public market and may not have the services of any market maker causing the shares to be illiquid.

26. AS A NEWLY REPORTING COMPANY UNDER THE EXCHANGE ACT, WE WILL BE SUBJECT TO CERTAIN PROVISIONS OF THE SARBANES-OXLEY ACT OF 2002 AFFECTING CORPORATE GOVERNANCE, SECURITIES DISCLOSURE, COMPLIANCE PRACTICES, INTERNAL AUDITS, DISCLOSURE CONTROLS AND PROCEDURES AND FINANCIAL REPORTING AND ACCOUNTING SYSTEMS. NONE OF OUR OFFICERS AND DIRECTORS HAVE BEEN ASSOCIATED WITH A PUBLIC COMPANY PREVIOUSLY, OR HAVE EXPERIENCE OVERSEEING COMPLIANCE WITH THE SARBANES- OXLEY ACT. FAILURE TO COMPLY WITH THE ACT MAY RESULT IN INVESTORS LOSING CONFIDENCE IN THE RELIABILITY OF OUR FINANCIAL DISCLOSURE DOCUMENTS AND MAY ALSO RESULT IN OUR STOCK BEING DELISTED FROM THE OTC BULLETIN BOARD. SHOULD THAT OCCUR IT WOULD LIKELY RESULT IN A SUBSTANTIAL DECLINE IN  THE PRICE OF OUR STOCK.

As a  reporting company under the Exchange Act, we will be subject to certain provisions of the Sarbanes-Oxley Act of 2002 . The Sarbanes-Oxley Act affects corporate governance, securities disclosure, compliance practices, internal audits, disclosure controls and procedures and financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act, for example, requires companies subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries’ internal control over financial reporting. The failure to comply with Section 404, when we are required to comply, may result in investors’ losing confidence in the reliability of our financial statements, which may result in a decrease in the market value of our common stock, prevent us from providing the required financial information in a timely manner, which could materially and adversely impact our business, our financial condition and the market value of our common stock, prevent us from otherwise complying with the standards applicable to us as a public company and subject us to adverse regulatory consequences.

27. PENNY STOCK RULES MAY MAKE BUYING OR SELLING OF THE COMPANY'S SHARES DIFFICULT WHICH MAY CAUSE YOU TO LOSE PART OR ALL OF YOUR INVESTMENT

Broker-dealer practices in connection with transactions in penny stock are regulated by certain penny stock rules adopted by the Securities and Exchange Commission (the "SEC"). Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges and quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about the penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. Since the common shares will be subject to the penny stock rules, and investors may find it more difficult to sell their shares.

 28.  THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. AS WELL, OUR STOCK IS HELD BY A SMALL NUMBER OF INVESTORS THUS REDUCING THE LIQUIDITY OF OUR STOCK AND THE LIKELIHOOD THAT ANY ACTIVE TRADING MARKET WILL DEVELOP.  AS A RESULT YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT.

There is currently no market for our Common Stock. Even if we are successful in our stock trading on the OTC Bulletin Board, the market for our common stock is likely to be very limited and we cannot assure you that a larger market will ever be developed or maintained.

Currently, our Common Stock is not listed on any established trading system. The fact that most of our Common Stock is held by a small number of investors further reduces the liquidity of our Common Stock and the likelihood that any active trading market will develop. The market for our Common Stock is likely to be volatile and many factors may affect the market. These include, for example: Our success, or lack of success, in marketing our services and developing our customer base; Competition; and our ability to raise sufficient capital for business expansion.

Additionally the stock markets generally have experienced, and will likely continue to experience, extreme price and volume fluctuations which have affected the market price of the shares of many small capital companies. These fluctuations have often been unrelated to the operating results of such companies. Such broad market fluctuations, as well as general economic and political conditions, may decrease the market price of our Common Stock in any market that develops.

 Forward-Looking Statements

This prospectus contains "forward-looking statements," about our financial condition, results of operations and business. These statements include, among others:

•
Statements concerning the benefits that we expect will result from our business activities and certain transactions that we have completed, such as increased revenues, decreased expenses and avoided expenses and expenditures; and

•	Statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this document or with documents that we will file with the SEC. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled "Risk Factors" that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus is a statement of our present intention and is based on present facts and assumptions, and may change at any time and without notice, based on changes in such facts or assumptions.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

Capitalization:

VGTel, Inc has 200,000,000 shares of Common Stock, $.0001 par value, authorized of which 4,800,000 common shares are issued and outstanding.
VGTel, Inc. has 10,000,000 $.001 preferred shares authorized and none issued to date.

The Company has outstanding four Series of Stock Purchase Warrants which are exercisable into an aggregate of 3,200,000 shares of Common Stock at an exercise price of $0.25. Each Warrant represents one share of Common Stock.   See complete terms and conditions of the warrant exercise under "Description of Securities.".

 Use of Proceeds

The shares of Common Stock offered hereby are being registered for the account of the Selling Shareholders named in this prospectus. As a result, all proceeds from the sales of the Common Stock will go to the Selling Shareholders and we will not receive any proceeds from the resale of the Common Stock by the selling stockholders. We may, however, receive up to $800,000 in proceeds from the exercise by certain Selling Shareholders of Warrants to purchase up to an aggregate of 3,200,000 shares of our Common Stock. We will incur all costs associated with this prospectus and related registration statement. We plan to utilize the proceeds we generate from the exercise price of the Warrants for further developing and marketing our product.

Market for Common Equity and Related Stockholder Matters

There is no public trading market for the securities of the Company. The Company is neither a reporting issuer in the United States nor a publicly traded company on any stock exchange. Therefore, there is no trading range in the Company's shares. Subsequent to the effective date of the Company's Registration Statement, the Company will seek to have one or more broker dealers make a market in its securities over-the-counter, with quotations carried on the National Association of Securities Dealers, Inc.'s "OTC Bulletin Board". However, there is no assurance the Company will ever be quoted on the OTC Bulletin Board or any other exchange. Furthermore, even if a trading market develops, there is no assurance that it will be sustained. Consequently, a purchaser of shares may be unable to resell the securities offered herein should the purchaser desire to do so when eligible for public re-sales. Furthermore, the shares are not marginable and it is not likely that a lending institution would accept our common stock as collateral for a loan.

This prospectus relates to the sale by Selling Shareholders of up to 4,000,000 shares of Common Stock which includes 800,000 shares of Common Stock and 3,200,000 shares of Common Stock issuable upon exercise of certain stock purchase Warrants.

The Selling Shareholders will determine when they will sell their shares of Common Stock and when and if they will exercise their Warrants.

Shares Eligible for Future Sale:

As of  March 20, 2007, VGTel, Inc. has 4,800,000 shares of Common Stock outstanding plus 3,200,000 Common Stock Purchase Warrants exercisable into 3,200,000 common stock of the Company. Out of the 4,800,000 shares outstanding 800,000 shares of Common Stock are being registered with this registration statement in addition to the 3,200,000 shares of Common Stock underlying the Series A, B, C, and D Warrants. The remaining 4,000,000 shares of Common Stock, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.

In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

(i) One percent of the outstanding shares of Common Stock; or

(ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about VGTel, Inc. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. VGTel Inc. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See also "Risk Factors".

Current Shareholders: As of the date of this prospectus, the Company has 38 shareholders.

Dividend Policy

The Company has not declared or paid any dividends on its Common Stock. The declaration of any future cash dividend will be at the discretion of the Company's Board of Directors and will depend upon earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions. It is the Company's present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, into the Company's business operations.

Equity Compensation Plan:

The Company has not issued any Employee Benefit Plan or Dividend Reinvestment Plan, thus none are being offered pursuant to an employee benefit plan or a dividend reinvestment plan, or any equity compensation plans.

Mr. Kallus is entitled to an annual base salary of $50,000,  plus the annual sum of $6,000 for rent for providing  the use of his office to  the Company.  This amounts to  an aggregate sum of $56,000 for the fiscal year ended March 31, 2007.   For the fiscal year ended March 31, 2006,  Mr. Kallus was only entitled to be compensated for the last quarter of the fiscal year ended 2006 for an aggregate amount of $15,000

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us from the date of our inception until July 27, 2004 to March 31, 2007.

ANNUAL COMPENSATION						LONG TERM COMPENSATION
NAME	TITLE	YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION	RESTRICTED OPTION STOCKS/ PAYOUTS AWARDED	SARS ($)	LTIP COMPENSATION	ALL OTHER COMPENSATION
Ron Kallus (1)	President CEO and Chairman Director	2007	$56,000 (4)	0	0	0 (1)	0	0	0
Israel Hason (2)	VP Director	2007	0	0	0	0	0	0	0
Niva Kallus (3)	Secretary Director	2007	0	0	0	0	0	0	0
Ron Kallus (1)	President CEO Chairman Director	2006	$15,000 (4)	0	0	0	0	0	0
Israel Hason (2)	VP Director	2006	0	0	0	0	0	0	0
Niva Kallus (3)	Secretary Director	2006	0	0	0	0	0	0	0

(1) Ron Kallus  received 750,000  shares of our common stock pursuant to the acquisition  agreement between  Tribeka Tek, Inc. and NYN International LLC.   Such shares were not for services rendered or to be rendered by Kallus.  Additionally  each of Mr. Kallus' sons, Yoav Kallus and Nathan Kallus respectively received 420,000 shares of stock pursuant to the acquisition  agreement between  Tribeka Tek, Inc. and NYN International LLC.   Such shares were not for services rendered or to be rendered by Mr. Kallus or his sons.  Neither Yoav Kallus nor Nathan Kallus are officers or directors of the Company.

(2)  Israel Hason received 750,000  shares of our common stock pursuant to the acquisition  agreement between  Tribeka Tek, Inc. and NYN International LLC.   Such shares were not for services rendered or to be rendered by Mr. Hason.

(3)  Niva Kallus received 420,000 shares of our common stock pursuant to the acquisition agreement between Tribeka Tek, Inc. our predecessor firm and NYN International LLC.  Such shares were not for services rendered or to be rendered by Niva Kallus.  Niva Kallus is the daughter of Ron Kallus.

(4)  The sums of $56,000 and $15,000 respectively were officers compensation and rent expenses incurred,  but not paid out.  These sums were credited to Additional Paid in Capital.  ( See Financial Statements Note 9  and Note 10.)

Option/SAR Grants

We do not currently have a stock option plan. No individual grants of stock options, whether or not in tandem with stock appreciation rights known as SARs or freestanding SARs have been made to any executive officer or any Director since our inception; accordingly, no stock options have been granted or exercised by any of the officers or Directors since we were founded.

Long-Term Incentive Plans and Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance. No individual grants or agreements regarding future payouts under non-stock price-based plans have been made to any executive officer or any Director or any employee or consultant since our inception; accordingly, no future payouts under non-stock price-based plans or agreements have been granted or entered into or exercised by any of the officers or Directors or employees or consultants since we were founded.

Compensation of Directors

There are no arrangements pursuant to which Directors are or will be compensated in the future for any services provided as a Director.

Employment Contracts, Termination of Employment, Change-in-Control Arrangements

There are currently no employment or other contracts or arrangements with officers or Directors. There are no compensation plans or arrangements, including payments to be made by us, with respect to our officers, Directors or consultants that would result from the resignation, retirement or any other termination of such Directors, officers or consultants from us. There are no arrangements for Directors, officers, employees or consultants that would result from a change-in-control.

Management Discussion & Analysis

We are a development stage company currently testing a newly developed telemarketing campaign product called Global Messaging Gateway (GMG). The GMG system is designed to enable the User of the system to set up telemarketing campaigns to distribute messages to bulk lists of recipients. Messages can be delivered in the medium of text, voice, Fax or multimedia. Messages can be delivered from one control center to thousands of clients anywhere in the world simultaneously. The GMG System uses the internet instead of traditional telephone equipment. (See "Description of Business".)

The Global Messaging Gateway (GMG) is currently the first and only product of the Company. We currently have only one User that is using our system. For the twelve months ending March 31, 2006, we generated only an aggregate of $6,321 in revenues from our only client, Platin and  $ 19,386 during the fiscal year ended March 31, 2007.  In the six month period ending September 30,  2007 we generated revenues of $7,683 from Platin.   Consequently, the aggregate revenues we generated to date from our only customer, Platin Ltd. is $33,390.  Platin  pays a monthly fee for the lines and a per call fee for each successful call placed.   Platin is a related party.    Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

During the next 12 months, which constitutes the first phase of our operation, we plan to focus on three applications of the GMG system:

(1)	GMG Commercial Telemarketing Services,

(2)	GMG Alert Notification System

(3)	GMG Global Franchise Partners

Contracts & Agreements & Relationships:

On July 14, 2005 the Company entered into a software development agreement with Kanaga Network Solution to develop the software that will enable our GMG system to provide the capabilities for a User of our system to send promotional messages (Text and Voice) to a set of subscribers, with the following functionalities.

•	Schedule, execute and management of promotional campaigns.
•	Web-based user interface

•	Create, manage and import recipients’ telephone numbers,
•	Create and manage recipients groups.

•	Capabilities to create new text and voice messages for campaigns.
•	History and reports related to past campaigns performance.

•	Existing Database Integration.
•	Message, Recipient and Campaign Search Capabilities Server)

According to the Agreement, Kanaga will develop the system for a fixed price, and will provide annual maintenance and support for 10% of the development price. Additional assignments will be priced on a per item basis.       From the inception of the GMG System, Kanaga provided software development services for an aggregate of $25,750 for the years ended March 31, 2006 and March 31, 2007.  During the six month period ending September 30, 2007  Kanaga provided software development services for an additional $5,500.  Consequently , Kanaga provided an aggregate of $31,250 from inception to  September 30, 2007.  During the next 12 months we anticipate our further development costs will be $9,000. We believe we will continue working with Kanaga during 2007 and 2008 to support our planned pipeline of products and services.

The Agreements further specifies that all the rights and ownership of the developed GMG Products, along with the associated documents will solely belong to the Company. Any use of the GMG products, or one of its elements by Kanaga will require a prior written consent of the Company.    Exhibit 10.2 which is incorporated by reference contains the  complete text of the Agreement

Internet Gold:

On Nov. 1 2006 the Company entered into a contract with Internet Gold to provide us with required connection to the global VOIP network via their advanced services capabilities. The Contract has a one year term but may be terminated by either party for cause or convenience upon thirty days written notice. The Agreement is a reciprocal agreement between the parties allowing each party to send traffic to the counter party. In the future, when the company will have similar agreements with other VOIP carriers, this option for traffic exchange may be developed into an additional revenue stream.

The contract provides that Internet-Gold may, at its sole discretion and at any time, change the applicable rates due to it, and/or the destinations to which it offers the Service, upon 7 (seven) days prior written notice to the Company. We are being billed in 1 (one) second increments as of the 1st second, unless stated otherwise. The Agreement does not provide volume discounts, or minimum message requirements. We are billed only for the per call use. However, we believe that if the volume of messages increased ten times the current volume, we would be in a stronger position to negotiate a more favorable rate with either Internet Gold, or alternate provider for this service. We believe that if Internet Gold were to increase the rate or terminate the service, we would easily be able to find an alternate source to provide this service, as the VOIP carrier business is highly competitive.

Brain & Power Ltd.

On May 2, 2006, the Company entered into an agreement with Brain & Power Ltd., a company located in the State of Israel. In accordance to the Agreement B&P will formulate new ideas and methods  for users to access the GMG platform, and present  those findings to the Company. Thereafter B&P will set out to implement those ideas. Following the consent of VGTel, B&P will proceed to design and develop the tools associated with the new approach. VGTel will provide B&P marketing and background technical materials, as may be requested from time to time to support B&P effort. VGTel's will update B&P with all new developments and provide technical updates and know-how to assist B&P's activity. The Agreement has a term of six months and can be renewed thereafter. If either Party desires to cancel this Agreement upon the expiration of the initial Term or any Renewal Term, it shall give the other Party notice of its intent to cancel at least thirty (30) days prior to the expiration of the current Term or Renewal Term. This Agreement shall continue and remain in full force and effect until cancelled by either party upon notice as provided herein.

The Agreements further specifies that all the rights and ownership of the developed GMG Products, along with the associated documents will solely belong to the Company.

Platin Ltd:

Platin Ltd. is a telemarketing company that is our only customer to date. In January 2006 Platin Ltd. placed an order for our telemarketing services for the upcoming election in Israel which was scheduled for March 28, 2006. Platin has been using our System ever since for both political campaigns and for commercial telemarketing services which they provide to a variety of their clients. We charge Platin a monthly per line cost of $3.0 plus a usage fee of $0.012 per min. while the GMG system is in the testing phase. For the twelve months ending March 31, 2006, we generated only an aggregate of $6,321 in revenues from, Platin.  In the twelve month period from April 1, 2006 to March 31, 2007, we generated revenues of $ 19,386 from Platin.  Total revenues generated from Platin during the periods ending March 31, 2007 and March 31, 2006 equals $25,707.  During  the six month period ended September 30, 2007, we generated revenues of  $7.683 from Platin.   Consequently, the aggregate revenues we generated from commencement to September 30, 2007 from our sole customer, Platin Ltd. is $33,390.

Platin  pays a monthly fee for the lines and a per call fee for each successful call placed.    Platin does not pay for development costs resulting from upgrades to features and functions.  See Platin Exhibit 10.3 for Telemarketing Order Framework dated January 15, 2006 and June 12, 2006.

Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

Ongoing Development of our GMG Systems.

From the inception of the GMG System, Kanaga provided software development services for an aggregate of $25,750 for the years ended March 31, 2006 and March 31, 2007.  During the six month period ending September 30, 2007  Kanaga provided software development services for an additional $5,500.  Consequently , Kanaga provided an aggregate of $31,250 from inception to  September 30, 2007

 During the next 12 months we anticipate our further development costs will be $9,000. We believe we will continue working with Kanaga during 2007 and 2008 to support our planned pipeline of products and services.

During the next twelve months, our development activities with Kanaga include adding features, fixing problems and integrating new customer driven ideas. Each new feature is being integrated into the commercial operating environment and gets tested immediately under real commercial conditions. Additionally, during this period Kanaga will continue the ongoing development of the GMG Alert System and the GMG Notification application for K-12 Educational Sector.

Brain and Power Ltd.  completed its initial phase of the development to add interactive capabilities to the GMG System.  This added capability will  enable two way communication conducted through the GMG System which is useful for conducting  surveys and polls for sensing public trends.   The Company plans to engage Brain and Power Ltd. to undertake additional development of features and capabilities during Phase II of our operations, provided we are successful in raising additional funds.

Plan of Operations for the Next 12 Months Period.

During the next twelve months, we expect to take the following steps in connection with the development of our business and the implementation of our plan of operations:

•
Continue testing our system with Platin Ltd. our only client to date. During this testing phase, our development activities are continuing to add features, fix problems and integrate new customer driven ideas.

•
During the next three months our goal is to limit our commercial clientele to only three customers, allowing us to quickly respond and fix any operational problem discovered by the customers. In addition, every new feature will be integrated into the commercial operating environment and tested immediately under real commercial condition.   We currently have no agreements or understandings with any entity to become our client.

•
Beginning  September  2007, we will be technically able to slowly add a few customers while we continue adding features and fixing operational problems, and by December  2007 we believe we will be technically in  a position to serve unlimited number of customers. We currently have no agreement or understanding with any entity to become our client.

•
During the next six months we plan to continue developing the GMG Alert System which we anticipate will be ready for testing by  February  2008. We anticipate that by May  2008  the Alert system will be well enough refined to allow us to accept a limited number of clients for this system.

•
During the next six months, we anticipate that we will continue developing the K-12 Notification system to schools which we recently initiated. We believe we will be in a position to begin testing this notification system by  February  2008. We believe that by June 2008 we will be in a position to accommodate many schools using our Notification System.

•
Beginning in December 2007, we plan to prepare and execute a marketing plan to increase the number of Users to our system. (See Marketing Plan in the section Business under the sub heading Distribution of Products & Services. :)

•
Beginning in December  2007, we plan to announce our services using our GMG system to the aforementioned targets in the US and Israel. We plan to target companies that will use our system for their established clients which will provide us with a quicker market penetration since we anticipate that each client that we contract with, will be using our GMG system for many of their clients which will result in many clients using our system. Additionally we plan to target direct users of our system who will use the system for their own purposes. Beginning in January  2007, we believe we will be in a position to add unlimited clients for our GMG telemarketing product.

•
Beginning in January 2008, we plan to begin negotiating firm contracts with principals of the four franchised locations as detailed above under "Global Franchise Partners", which represent different market opportunities, providing the best learning ground for future expansion of the business.

•	Beginning in May 2008, we plan to begin marketing our Notification System to a list of schools in Texas and thereafter on a national level.

•
As soon as our registration statement is rendered effective by the Securities & Exchange Commission, we plan to seek private placement investors to invest in our securities. Additional financing may not be available on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fully execute our Plan of Operations, which could significantly and materially restrict our business operations. If additional capital is raised through the sale of additional equity or convertible securities, substantial dilution to our stockholders is likely to occur.

•	We plan to initiate phase two of our operations, as soon as we raise additional capital sufficient to support the costs of executing the second phase of our operations.

PHASE II

Expansion Plan:

PHASE II

Expansion Plan:

We plan to initiate Phase II after we complete the activities outlined above for the next twelve months. Executing Phase II is entirely dependent on our ability to raise additional funds.

•
To obtain additional equity financing through Private Placement investments after the Company's registration statement is rendered effective. Raising additional capital is essential to finance the company's expansion of services and territories as described in the Expansion Plan.

•	To continue to develop the multi server capability, in order to increase the capacity of our GMG System to satisfy any required load by the users.

•	To increase the number of content-based products which are being offered through the VGTel website. (See Phase II Products & Services described in the Business section under "Products & Services")

•	.To increase the number of franchises by direct marketing of franchises and recruiting area developers

The Company plans to raise additional funds after its registration statement is effective in order to expand its business and fully execute its Plan of Operations including the Expansion Plan. There is no assurance that the Company's registration statement will be rendered effective by the SEC, or that the Company will be successful in raising sufficient funds to execute its expansion agenda.   If additional capital is raised through the sale of additional equity or convertible securities, substantial dilution to our stockholders is likely to occur which may result in a partial or substantial loss to your investment in our common stock.

If we are successful in raising additional funds, we plan to hire and train key individuals for positions which include global management, marketing, and administrative. The number of employees hired will be dependent upon a variety of factors including our progress in implementing our business plan and available capital. By the first quarter of 2008, we expect to require approximately 5 employees and anticipate incurring $30,000 per month for payroll. The hiring of employees will be an ongoing process during the company’s existence. Additionally, the Company plans to utilize outside marketing and public relations firms to facilitate strategic alliances with potential franchisers and telemarketers. Depending on the availability of funds, the Company plans to spend $50,000 in advertising and marketing of its products and services during the second Phase of our operations.

Results of Operations:

Fiscal Year  Ended  March 30, 2007 and March 30, 2006

Revenues:

Revenues for the fiscal year ending March 31, 2007 was $19,386 as compared to  $6,321 for the fiscal year ended March 31, 2006. The increase in  revenues in the period ending March 31, 2007 was a result of the fact that we only began generating revenues from our sole  client, Platin Ltd.  in the last quarter of the twelve month  period ending March 31, 2006, when we  completed the development stage of our GMG System and launched  our website.   We continued to provide the services to Platin Ltd. during the twelve month period ended March 31, 2007.

Platin, our only client to date is currently testing our system and providing feedback to improve our product.  Platin Ltd. is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director.  Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.

Expenses:

Total operating expenses for the fiscal year ended March 31, 2007 was $118,981 as compared to $62,068, for the fiscal year ended March 31, 2006, an increase of 92%.     Expenses included General and Administrative expense of $57,181 as compared to General  and  Administrative expense of $45,383 in the fiscal year ending March 31, 2006.  Officers Compensation & Rent increased to $56,000 during the fiscal year ended March 31, 2007 from $15,000 during the fiscal year ended March 31, 2006.  Additional Paid in Capital has been credited for these amounts.  Depreciation & Amortization increased to $5,800 compared to $1,685 for the period ending March 31, 2006.  The increase in administrative expenses and other expenses in the fiscal year ended March 31, 2007 resulted from an increase in traffic and hosting expenses attributable to the increase in business and revenues.   Additionally officer's compensation and rent were increased by $41,000.

Research & Development

Research and development expenses for the fiscal year ended December 31, 2007 decreased  to $23,500  from $66,500 during the fiscal year ended March 31, 2006 . The decrease in research and development cost was attributable the fact that during the period ending March 31, 2006 we completed the feasibility and development of the GMG System and launched our website.  Consequently, the bulk of our development was completed during the fiscal year  period ended March 31, 2006.  During the period ending March 31, 2007 post development expense of $13,500 was incurred for fixing bugs and adding enhancements to our GMG System and  $10,000 was incurred for for Research & Development work conducted by Brain & Power Ltd.

The Company developed the intellectual properties known as Group Messaging Gateway. As of March 31, 2007 the Company and its shareholders have expended $90,000 in the development of this program. It has been determined that of this amount, the sum of  $29,000 had been incurred after technological feasibility has been reached.  The asset valued at $29,000 is being amortized over a sixty-month period.

All costs incurred during the pre-feasibility phase were expensed. All costs incurred in the actual development after the product has been determined to be technologically feasible, were capitalized. All post operational development costs were expensed.

Development costs since inception to the period ending March 31, 2006 and March 31, 2007 is as follows:

Pre-Technological Feasibility	Twelve Month Period Ending 3-31-2006	Expensed	$37,500
Development of Product	Twelve Month Period Ending 3-31-2006	Capitalized	$29,000
Pre-Technological Feasability (Brain & Power Ltd.) $10,000 Post Operational Development (Kanaga) $13,500	Twelve Month Period Ending 3-31-07	Expensed	$23,500

Net loss

The Company reported a net loss for the twelve month period ending March 31, 2007 of $99,595 or ($0.02) per share, as compared to $56,426  or ($0.05)  per share for the fiscal year period ending March 31, 2006.

The Company's  cumulative net losses since its inception of $155,342 is  attributable to the fact that we have derived gross revenue for  the cumulative sum of $25,707 since inception  from operations which were insufficient to offset our expenses during the period.

Three Month Ended June 30, 2007 and June 30, 2006.

Revenues:

Revenues during the  three months ended  June 30, 2007 was $4,726 compared to $6,297 for the corresponding period ending June 30, 2006.  Revenues in the three month period ending June 30, 2007 decreased by 25%.

Expenses:

Total operating expenses for the three months period ended  June 30, 2007 was $17,812 as compared with $33,475 for the corresponding period ending June 30, 2006.  Expenses in the three  month period ending June 30, 2007 decreased by    $15,663 or 47%  from the quarter ending June 30, 2006.

 The decrease in both revenue and expenses for the three month period  resulted from the fact that during this period, in the course of testing of our GMG System by Platin's clients, we found more problems than expected which resulted in down time,  while we were  fixing  bugs and changing  system logics which appeared to be unfit for the increasing demands of the customer.  This effort has slowed down our revenues and the corresponding hosting and traffic  expenses during this downtime,  but improved our product as positive changes were made to our GMG System from feedback we received from Platin's clients.  Our post development expense during the three month period ending June 30, 2007  was $3,000 compared to $6,750 for the three month  period ending June 30, 2006.

While working with our system to serve Platin's Israeli clients, it has become clear to Platin that if the system will be available on their client's desk, in the Hebrew language, they anticipate a dramatic increase in  business activity.  . Therefore, we are developing a Hebrew version of the system which we hope will enable us to increase our revenue.

The company has not yet succeeded in increasing its revenues while overall  administrative expenses have been increasing.    The Company is currently focusing on finding additional clients for its GMG System, in hope of diversifying its clientele.   As of  August 16, 2007, the Company has not signed on any new clients for its services.  The company is seeking to raise additional funds in order to engage in marketing of its product to a wider audience. With the current available funds the company is unable to initiate a marketing campaign which is necessary in order to become a viable business. There is no assurance that the company will be successful in raising funds.

As reflected in the accompanying audited financial statements, we are in the development stage with a negative cash flow and  an accumulated net loss from inception of   $155,342.   This raises substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Liquidity and Capital Resources:

For the Fiscal Year  Ended March 31, 2007 and March 31, 2006.

As of  March 31, 2007  the Company had $  7,179 in cash, compared to $ 6,926  as at March 31, 2006

Net cash used by operating activities for the fiscal year period ended March 31, 2007  was ($9,747) as compared to ($40,574) for the fiscal year  ended March 31, 2006.

Net cash provided by investing activities during the fiscal year ending March 31, 2007   was  $0 compared to $29,000 net cash provided by investing activities for the previous twelve months period ended March 31, 2006.

Net cash provided by financing activities for the fiscal year ended March 31, 2007 was $10,000  as compared to $76,500 the for corresponding period ending March 31, 2006.  The decrease in financing activities was because during the fiscal year ended March 31, 2006 the sum of  $66,500 was charged to additional paid in capital for NYN International LLC shareholder contributions of $29,000 and $37,500 in intellectual properties for an aggregate of $66,500.    Additionally, the Company  generated $10,000 from the sale of 400,000 Common Stock and common stock purchase warrants sold to subscribers of our common stock.  During the fiscal year ended March 31, 2007, the Company issued 400,000 Common Stock to Brain & Power Ltd. for Research and Development purposes.  Shares were valued at $10,000.

Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured facility is payable May 18, 2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.  On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007,  During the period ending March 31, 2007,  Mr. Kallus advanced $12,100 compared to $4,223 in the corresponding period ending March 31, 2006 for an aggregate of $16,323 from inception.

For the Six Month period Ended  September 30, 2007 and September 30, 2006.

Revenues:

Revenues during the six months ended  September  30, 2007 was $7,683 compared to $7,944 for the corresponding period ending September  30, 2006.   Revenues decreased as a result of  a decrease in demand by our only client Platin, who is a related party.

Expenses:

Total operating expenses for the six months period ended  September  30, 2007 was $45,124 as compared to $28,845 for the six  month period ending September 30, 2006.   The increase  in expenses is  due to the increase in officers compensation and rent which amounted to $14,000 for the three month period ending September 30, 2007 as compared to officers compensation amounting to $6,250 for the three month period ending September 30, 2006, an increase of $7,760 during the September  2007 period.    Additionally, the decrease in revenue and increase in expenses for the six month period  ending September 30, 2007  resulted from the fact that during this period, in the course of testing of our GMG System by Platin's clients, we found more problems than expected which resulted in down time,  while we were  fixing  bugs and changing  system logics which appeared to be unfit for the increasing demands of the customer.  This effort has slowed down our revenues  but improved our product as positive changes were made to our GMG System from feedback we received from Platin's clients.  Our post development expense during the six month period ending September  30, 2007  was $5,500 compared to $3,000 for the six  month  period ending September  30, 2006.

Pre-Technological Feasibility	Twelve Month Period Ending 3-31-2006	Expensed	$37,500
Development of Product	Twelve Month Period Ending 3-31-2006	Capitalized	$29,000
Pre-Technological Feasability (Brain & Power Ltd.) $10,000 Post Operational Development (Kanaga) $13,500	Twelve Month Period Ending 3-31-07	Expensed	$23,500
Post Operational Development Kanaga	Six Month Period Ending September 30, 2007	Expensed	$5,500

While working with our system to serve Platin's Israeli clients, it has become clear to Platin that if the system will be available on their client's desk, in the Hebrew language, they anticipate a dramatic increase in  business activity.  . Therefore, we are developing a Hebrew version of the system which we hope will enable us to increase our revenue.

The company has not yet succeeded in increasing its revenues while overall  administrative expenses have been increasing.    The Company is currently focusing on finding additional clients for its GMG System, in hope of diversifying its clientele.   As of  November 20,  2007, the Company has not signed on any new clients for its services.  The company is seeking to raise additional funds in order to engage in marketing of its product to a wider audience. With the current available funds the company is unable to initiate a marketing campaign which is necessary in order to become a viable business. There is no assurance that the company will be successful in raising funds.

As reflected in the accompanying audited financial statements, we are in the development stage with a negative cash flow and  an accumulated net loss from inception of  ($193.462).   This raises substantial doubt about our ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Liquidity and Capital Resources:

As of  September 30, 2007  the Company had  $7,274 in cash, compared to $ 6,571 as of September 30, 2006.

Net cash used by operating activities for the six month period ended September 30, 2007  was $95 as compared to $6,045  for the six month period ending September 30, 2006.

Net cash provided by investing activities during the six month period ending  September 30, 2007 was $0 compared to ($20, 500) for the previous six month period ended September 30, 2006.

Net cash provided by financing activities for the six  month period ended  September 30, 2007 was  $0 as compared to $14,100 for  the  corresponding period ending September 30, 2006.  Of this amount,  $4,100 was provided by the officer pursuant the credit facility provided by Ron Kallus, the Company Chief Executive Officer and Principal shareholder to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured facility is payable May 18, 2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.  On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007,  During the period ending March 31, 2007,  Mr. Kallus advanced $12,100 compared to $4,223 in the corresponding period ending March 31, 2006 for an aggregate of $16,323 from inception.     On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.   In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.  No funds have been advanced by Mr. Kallus during the six month ending September 30, 2007.

At the current level of revenues and expenses, in conjunction with the committed loan from our President, we anticipate we will have sufficient funding to operate for the next 12 months. However, we will need to raise substantial funds in order to launch a broad marketing campaign to attract clients for our product in order to become a viable business. We cannot offer assurances that any additional funds will be raised when we require them or that we will be able to raise funds on suitable terms. Failure to obtain such financing when needed could delay or prevent our planned development and our marketing effort which is necessary for our business to become viable.

The Company intends to meet its long-term liquidity needs through available cash and cash flow as well as through additional financing from outside sources. The Company anticipates raising additional funds from the possible exercise of Warrants or equity financing with private investors following effectiveness of the Registration Statement. As of the date of this Prospectus no agreements have been undertaken to obtain any funding. The Warrants are exercisable at an exercise price of $0.25 per share. The Company does not expect that warrants will be exercised if the prevailing price of the Common Stock at such time of exercise is below or at the exercise price.

Additional issuances of equity or convertible debt securities will result in dilution to the current shareholders. Further, such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to fully execute our Plan of Operations to expand our business, which could significantly and materially restrict our business operations. If additional capital is raised through the sale of additional equity or convertible securities, substantial dilution to our stockholders is likely to occur which may result in a partial or substantial loss to your investment in our common stock.

If the Company fails to raise additional funds to execute its expansion plan, it is likely that the Company will not be able to operate as a viable entity and may be forced to go out of business.

Our Budget for the Next Twelve (12) Months:

We anticipate that we will have sufficient funds to operate our business for the next twelve months from available resources, plus income we are currently generating from our only client, Platin, Ltd. along with the funds provided through a credit facility we received from our officer, Mr. Ron Kallus.  Since inception, we generated an aggregate of $33, 390, of which the sum of $7,683 was generated during the six month period ending September 30, 2007.    Platin  pays a monthly fee for the lines and a per call fee for each successful call placed.    Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd. business relationship with VGTel, Inc.

Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.
On March 1, 2006, Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured loan is payable May 18,  2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.

On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.  On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.

 In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.  No funds have been advanced by Mr. Kallus during the six month period ending September  30, 2007.

The Company currently pays fixed monthly expenses of approximately $ 900 for hosting its servers, and additional $0.0105 per minute for Call Termination charges which are based on one second intervals. The Call Termination charges is a variable expense that is charged to each message that we transmit on behalf of our clients. Consequently this expense reduces the income we generate against each message. We plan to spend approximately $9,000 for Software development, and we have the obligation of paying the auditors for services provided in connection with this offering. We anticipate an auditing fees in the range of $3,000- $5,000. We also budgeted $5,000 for marketing expenses.

Schedule of Budget for the Next Twelve Months

Budget for the Next 12 Months:	Total

Hosting Servers	$13,888
Software Development	$9000
Accounting	$5,000
Marketing - Mailing Lists	$5,000
Miscellaneous	$2.000
Total	$34,888

To date, the Company has paid the legal fees, registration fees, and transfer agent fees in relation to this offering.

Our CEO has agreed to provide his home office for administrative use by the Company free of charge. The office is equipped with standard office equipment including computers, scanners, copiers, and fax machine and office space. Consequently we do not incur rent expenses. Also Edgarizing of documents is being processed internally at no charge to us.

Material Commitments

All of our contracts and agreements, (See Contracts, Agreements & Relationships) have termination clauses allowing us to terminate the agreements with advance written notice. We control the pace of the development activities with Kanaga, and Brain & Power Ltd. We have the ability to curtail these activities to reduce our expenses and preserve our cash as needed.

We have an ongoing commitment to pay the costs of the offering  pursuant to this registration statement, and management believes it has the capital resources to meet administrative and accounting costs relating to this initiative.

Purchase of Significant Equipment

The Company does not plan any purchases of significant Equipment in the next 12 months.

Other:

Except for historical information contained herein, the matters set forth above are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ from those in the forward-looking statements.

Off-Balance Sheet Arrangements:

We do not currently have any off-balance sheet arrangements. We do not anticipate entering into any off-balance sheet arrangements in the future.

Organization in the Last five Years.

The Company was originally incorporated on February 5, 2002 in the State of New York under the name Tribeka Tek, Inc. We were in the business of providing Edgarizing services to public companies filing their disclosure documents on Edgar.   Tribeka Tek, Inc. authorized 1500 common shares par value $1.00.  In February 2002 Tribeka Tek, Inc. issued 1500 common shares par value $1.00.  to its founders.    On June 29, 2005 Tribeka Tek board of directors voted to increase the common Shares authorized from 1500 to 200,000,000 and decrease the par value from $1.00 to $0.0001.  On January 18, 2006 the Company authorized a forward split of 826.67 for each  share outstanding, bringing the total issued and outstanding shares from 1,500 to 1,240,000.   On January 18, 2006 the Company issued 2,760,000 restricted common shares par value $0.0001 per share  to designees of NYN International LLC in exchange for the rights to its intellectual properties, bringing the total shares issued and outstanding to 4,000,000.

 On January 18, 2006 the Company filed a Certificate of Amendment with the State of New York changing our name to VGTel, Inc.  In February 2006, we ceased our edgarizing business.   The company is now operating in the telemarketing sector of the telecommunications industry.

The  Global Messaging Gateway (GMG) System is a telemarketing campaign  product  designed to enable a single customer using  the system to set up a telemarketing campaign to distribute messages to bulk lists of recipients in the medium of text, voice, Fax or multimedia. Messages can be delivered from one control center (one location) to thousands of clients anywhere in the world simultaneously using the internet instead of traditional telephone equipment.

 As of April 1, 2007 our office is  located at  2 Ingrid Road,  Setauket, NY 11733-2218, Tel:  631-458-1120.

 Business Description:

 We are a development stage company currently testing a newly developed telemarketing campaign product called Global Messaging Gateway (GMG). This product is designed to enable a single User of the System to set up a telemarketing campaign to distribute messages to bulk lists of recipients in the medium of text, voice, Fax or multimedia. Messages can be delivered from one control center (one location) to thousands of clients anywhere in the world simultaneously using the internet instead of traditional telephone equipment.

The GMG system is a cost effective alternative to the current traditional telemarketing campaign products that distinguishes itself in several ways, including, fixed equipment costs, per message usage costs, and personnel costs to drive the campaign.  The current traditional telemarketing tools functions on actual special call-center equipment, with human agents behind each call, which sets the cost per call to a significantly higher level than the cost associated with the same call using the GMG product.  The GMG product utilizes the internet instead of physical phone lines   and several concurrent campaigns can be administered by a single user.

In order to send the Voice messages to the destinations over the internet, we use the Voice Over Internet Protocol (VOIP) technology, which allows us to stream the voice message on the internet, in a similar way it is done over the regular phone line.  The main difference is that the voice is being converted from analog signal to digital, and compressed in order to use as little space as possible on the internet. We don’t provide VOIP services; we are using VOIP technology to transmit the voice messages on the internet network.

Below is an Example of a typical telemarketing campaign containing a 30 second message which is set to be delivered to 100,000 house-holds during a two hour window.

It usually takes around 6 seconds before the ringing phone will be picked-up, leading to average time duration of 36 seconds per call.  In order to complete 100,000 calls  within a two hour period, there is a need for 500 concurrent calls to be made.

A PSTN (using standard telephone equipment) based telemarketing campaign requires 500 phone lines to complete such a campaign within the 2 hours window. Leasing 500 lines from a telephone company (~$25 each) $12,500 per month in aggregate1 . Additionally, there is a one time cost for licensing concurrent call-center lines with costs per-agent price that run at a minimum of $1,200. (see footnote 2 in the comparison chart below) For 500 lines this amounts to a $600,000 one time   investment.  Furthermore, to manually execute this 2 hour campaign using 500 lines, it requires approximately 500 agents, for an aggregate of 1,000 man hours, at a minimum cost of $8/hour which adds an additional $8,000 to the expenses calculated.

The Company's GMG system takes a new approach to mass telemarketing campaigns whereby there is no need to lease physical phone lines from the telephone company, and no need for special equipment, or licensing fees.  The Company's GMG system functions using the internet where our  monthly cost per line  is $2.50, with a monthly aggregate of $1,250 for 500 lines, plus the cost for one agent to oversee the entire 2 hour campaign @$8.00 per hour is $16.00.

The GMG System's cost structure allows a User to initiate and control such a campaign from the Company's website at www.vgtel.com  in which we charge the customer  only for completed calls at a very attractive rate. As an example, we plan to charge for a US domestic call $0.03 this charge includes the dialing and delivering the message.    We do not charge for line or equipment charges.

The actual dialing servers are located in different parts of the country, allowing off-loading the physical phone infrastructure preventing possible congestion, or power interruption which can interfere with any running telemarketing campaign.

The chart below illustrates the cost comparisons between (1) Call Centers using traditional telemarketing equipment based on report published by Beagle Research Group, LLC March 2006 (2) Call Centers using first generation VOIP products, based on report published in Business Communications Review November 2006. and (3) Our GMG product. See footnotes below:

	500 lines system	Traditional Call Center[1]	Existing VOIP Telemarketing Tools Cisco Enterprise[2]	GMG (5) System
Equipment	Call Center System, Client License	$1500 per Agent $750,000	$865 per Agent $432,500	None
Base Contact Center	One time cost for CRM licensing for concurrent operation	$600 per Line $300,000	$1,100 per Line $550,000	None
Monthly Fixed Costs	Leased from Service providers	$500 per T1 $10,000	$100 per Mb $1,700	None
Calls	Charge per Min.	$0.05	$0.05	$0.03

1Zachary A. Barnes, Bowie State University Maryland In Europe May 2005 in article entitled:   Is Implemetation Of Voice Over Internet Protocol (Voip) More Economical For Businesses With Large Call Centers. Verizon Cost of each line is $26.00. Toll free number is $5.00. According to www.vonage.com for small businesses the following is a break down of monthly recurring costs. First line is $49.99. Each additional line is $44.99. Toll free number is $5.00.

2 Small Footprint, Big Results, The advantages of on-demand call centers — things your on-premise call center supplier never told you, and probably won’t, Published by Beagle Research Group, LLC March 2006, Table 6 Page 11 “200 user premises based call center cost breakdown”

3 IP Contact Centers Go Beyond The Basics: Published in Business Communications Review November 2006. Article authored by Michael B. Hommer, Robert Smithers. Table 2 Page 6 "Pricing of key components".

4 Zachary A. Barnes Bowie State University Maryland In Europe May 2005 in article entitled Is Implemetation Of Voice Over Internet Protocol (Voip) More Economical For Businesses With Large Call Centers? Barnes states VoIP service can save a significant amount of money by reducing infrastructure and monthly maintenance expenses as well as providing telephone service at significantly lower rates. From the data analyzed a company could save 76.2% on their outbound calling expenses by using VoIP technology.

5 The only charge that we plan to charge direct users of our system is $0.03 per successful US domestic call which includes placing the call and delivering the message. No additional fees will be charged. Since Platin, our only customer presently, is currently testing our system for their clients and providing us with helpful feedback to improve our system, we have agreed to a special arrangement during the testing and feedback phase in which we charge Platin a monthly per line cost of $3.0 plus a usage fee of $0.012 per min for each successful call delivered.

Comparison of System capabilities:

Our System is far less sophisticated and less robust than competing systems used in our comparison charge.  Our System is designed for smaller businesses, political candidates and other users with limited budgets.

The GMG system includes the basic required features but lacks many features that are available on the competing systems in our comparison chart. We plan to gradually upgrade and enhance our capabilities when and if we are successful in raising additional funds.

The features available on the competing systems on the Comparison chart above, which are not yet available with the GMG System are:

Interactive message delivery based on client response.   The system is capable of transmitting and receiving a response.
SMS polling operation
Client search over multiple destinations.
Separate customized message per client.
Calling destinations by distance from a specific location.

Furthermore, our system is new, which makes it less robust and reliable than the competitor systems in the comparison chart.

The Global Messaging Gateway (GMG) is currently the first and only product of the Company. The Company launched its website in January 2006 at its domain location, www.vgtel.com and currently has one client who is using the GMG system for telemarketing campaigns. We have not recognized any significant revenues from this product to date and we have not entered into any additional contracts for our services with other clients.

Our Products and Services:

PHASE I

During the next 12 months, which constitutes the first phase of our operation, we plan to focus on three applications of the GMG system:

(1)	GMG Commercial Telemarketing Services,
(2)	GMG Alert Notification System

(3)	GMG Global Franchise Partners

GMG Commercial Telemarketing Services:

Our website was established in  January  2006 at our domain location, www.vgtel.com and is currently operational and capable of serving a few selected clients while the Company's GMG system is being tested. Since Feb. 2006 we have been providing commercial telemarketing services for one client who is the only current User of our system. During this testing phase, our development team will continue to add features, fix problems and integrate new customer driven ideas. Each new feature is being integrated into the commercial operating environment and gets tested immediately under real commercial conditions.

Our only current customer is Platin Ltd. located in Israel. Platin is a Public Relations (PR) company which handles many clients, from various market segments mostly located in the State of Israel. Their largest clients that make use of our telemarketing services are supermarkets, Credit cards providers, Non-Profit Charity organizations, and Pets’ food suppliers. We provide our services to Platin, and although the campaigns are being conducted for Platin's clients, we only have a direct relationship with Platin who subcontracts our services for use by their clients. We do not have any relationship with their clients who are using our system. Therefore Platin is our only client to date and Platin and their clients are located in the State of Israel.   Consequently, we are currently only doing business in Israel.

Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

The telemarketing activity generated from Platin's clients is administered by Platin on behalf of their clientele, consisting of providers of products and services and is used for the purpose of announcing, exposing, alerting and informing prospective consumers to their products and services including discounts, sales, promotions and special deals. Platin is also using our GMG system on behalf of their political clients to conduct campaigns for political candidates in the State of Israel.

We currently depend on Platin, Israel for our total revenues. We believe they will remain our only client until the GMG product is further developed and refined and ready to serve many clients. We anticipate that we will reach this stage in September  2007, when we will slowly start adding a few additional customers. We believe that by December 2007 our product will be well enough refined and developed with many additional features and capabilities and will be ready to serve unlimited number of customers, like political parties, and individuals who run for public office, who wish to lower their cost of operation.

GMG Alert Notification Services.

Our Company has identified four possible types of alert notification areas that our GMG system will be capable of accommodating:

a.	Weather: The service can be used by counties and other local organizations to alert residents on evacuation requirement and traffic directions.

b.	Terror: This service can be used by Homeland security and similar organizations to address residents in specific areas to stay away from a suspected terror threat.

c.	Industrial: Any large processing plant (Chemical, Nuclear, and Refinery) can use the service to alert residents around the plant of any event which might cause harm to their life or property.

d.
Schools: Currently schools are using traditional alert systems to notify parents or students of changes in school schedules during severe weather or other school agendas. These services can be accommodated by our GMG system at significant reductions in cost and time.

In parallel with the on going testing and development effort for our GMG telemarketing campaign product, which is currently being used by Platin, we recently undertook the initiative to begin developing a special GMG notification application for the K-12 Educational sector. We are in discussions with several schools in an effort to identify our first school client. To date no agreement has been reached with any school client. We believe we will be in a position to begin testing this notification system by February  2008. We anticipate that by May  2008 we will be in a position to accept a variety of users for our Alert system including schools, factories and municipalities.

GMG Global Franchise Partners:

We plan to establish global partners to operate franchises of our GMG system. The global target market consists of many countries each has its own regulations and local methods of operating their businesses. Our goal is to establish 4 franchises within 18 months, and thereafter slowly build additional franchises. Using our personal and commercial network we have identified and contacted specific entities in the following countries: Mexico, Israel, Russia and Australia.  Each one of them expressed an interest in using the GMG system for their clients. All of these are small to medium companies which currently use traditional PSTN which stands for Public Switched Telephone Network. It is the same thing as POTS (Plain Old Telephone System) and is simply the worldwide telephone network referring to the old phone system which uses analog data. In constrast, VoIP uses digital data. Due to competition, most of them cannot raise the price for the services, and looking to lower the cost to stay in business. The GMG system provides this opportunity with no upfront investment.

The Company plans to have the domestic market handled directly through its own office, while each of the foreign operations will be run by a local franchiser under its general framework.

Although we are in discussions with certain entities regarding our franchise opportunity, to date we have not entered into any franchising contracts with any of these entities. Nor have we decided on the terms of each contract which will be determined in accordance with  the demand of our GMG system once the system is ready to be marketed which we do not anticipate will occur prior to February  2008. We expect that it will take one year for each franchise to get itself established.

How The GMG System Works :

The User can sign up on our website at www.vgtel.com and request a password. The User then submits a mailing list and completes his profile describing the campaign with instructions for execution. The user can set-up telemarketing campaigns: promoting products and services, helping people who run for public office, as well as for election campaigns. Users prepay by credit card in accordance to their individual usage.

Using our website, the user assembles all the elements for the campaign on-line. The campaign can consist of telemarketing for commercial products or services, or alerts and notices to a large group of people within a very short time. First step is to create the message, the user can simply record his own voice, accepting a prerecorded message from an external source, or downloading any prepared announcement he wishes to use. User then builds his list of recipients who will receive the message; this can be done manually one number at a time, or by accepting an already prepared list, which the system will automatically screen to delete any telephone number which appears on the Federal “Don’t Call List” (DNC). At this stage the user is ready to schedule the campaign and set-up all the operation related descriptions which are specific for this campaign. Thereafter, the GMG system takes control and will execute the campaign according to the User's specifications. The User can monitor the progress of the campaign while it is running, and may stop/resume it at any point. Once the campaign is done, the user may rerun it for those recipients who were busy, or didn’t answer the call. The system maintains a comprehensive reporting options providing all the details associated with each individual call; including: call time, ringing duration, pick-up time, call duration, user reply key, etc.

In the case of the Alert notification operation, the users do not schedule the notification to run at a specific time, but designate the authorized person who may initiate the alert notifications with a designated PIN. The System allows the pre-selection of the desired address group to be notified. Once it is initiated, the system will use all its resources to broadcast or disseminate the alert within the minimum time frame requested by the User.

Our Current Infrastructure and Setup:

Our current setup has 4 dial servers which supports 240 lines. The distributed nature of the system which distributes the traffic amongst available servers, allows for a very easy and quick increase in capacity with a monthly cost of $150 for every 60 additional lines.

Our system is hosted on the internet, broadcasting message to clients who are connected to a local telephone network, or a cellular network. Broadcasting is referred to in the industry as transmitting information in text or voice to a large audience segment and offered on airways or other distribution network to a large number of people. In order to deliver the message to the end point, there is a need to interconnect between the internet and the local network. In most cases, the companies who provide the interconnect service are local or international telecommunications carriers.

Our business is materially dependent on third parties supporting the following operational points:

1. Network Support -We currently receive Servers Hosting and Internet Service from the following Vendors.

•	Server Intellect (Florida), with monthly charge of $239 per server

•	iPower (California) , with monthly charge of $150 per server.

•	ESP (Israel), with monthly charge of $150 per server

We do not have contracts with any one of these service providers. We are billed monthly.

2. Interconnect - To carry the messages from the internet into the local telecommunication network, to which the receipient is connected, we recently terminated our agreement with NovoLink (Texas), and our current provider of this service is Internet Gold (Israel).

In order to conduct our business in Israel we need a contract with a VOIP carrier who has a contract allowing him to terminate calls into Israel. As of today we had two such vendors and currently working with one: Internet-Gold. Internet Gold has contracts in place to terminate calls in the US at a very attractive rate, and we are planning to engage their services for domestic termination as well.

Phase II

VGTel’s Products & Services:

Depending on our ability to raise additional funds, we anticipate our Phase II of our Products and Services will be implemented in 2008-2009.

Having built the VOIP based server, and the application builder tool, the Company will offer a variety of additional services such as:

1. Tele-Shir

The service enables customers to select a greetings occasion, and choose, from a list of played tunes, the one he would like to be sent. Then the system allows the customer to record his own greetings, set time+date and a phone number to dial. All the information is stored in a data base, and retrieved on time to be routed to the desired destination.The system support tunes for the following occasions:

•	Greeting to a loved one (Male or Female)

•  General Salutations Get well
•  Holiday greetings
•  Birthday
•  Wedding
•  Popular Songs
•   Patriotic Songs

2. Dating Service

This is a platform for single people to find a matching date.  Each subscriber will receive a mailbox in which he describes himself, indicating his preferences, and get permission to listen to other mail-boxes according to his specific interest. Once he finds an interesting match, he can contact this person directly to schedule a date.

There are many options for subscribing to the service, and all rendered services are prepaid using credit cards.

3. Fund Raising

This is a complete telemarketing support tool, to help candidates who are running for any elective position, to gather public awareness and support for their candidacy.

4. Voice Mail Greetings

The system presents the user with a large selection of greetings, in many categories, following the user selection, the system will download the selected greeting into the user voice-mail, thus each caller who will be forwarded to the user voice-mail will hear this greeting.

5.  Evangelist

Allow many followers to listen to a preacher of their choice. The system stores a daily preaching from various preachers, and each user can listen to his preferred preacher. The same service can be provided for any group of people who like to listen to their leaders.

6.  Medical advice

This service provides professional medical advice by the best known physicians, for many common medical conditions, and offers special option for new questions to be added, when a specific condition cannot be found.

The Market for our Products & Services:

Our target market consists of businesses, non-profit organizations, and political organizations which employ call centers, including telemarketing firms, and any person or entity who seeks to reach out to sizable audiences, quickly, efficiently utilizing the most cost effective approach via voice or fax.

The VGTel system is configured to achieve global coverage using the internet as its core infrastructure facility which is easy to reach from almost any place, and free from most regulatory agencies that regulate the use of the standard telephone facilities. The primary products sold by VGTel consist of the capability to disseminate Voice, Text, Fax, Multimedia, messages to a vast number of clients simultaneously at a fraction of the cost of traditional mass marketing campaigns.

In today’s information driven society, where most people don’t have to be at home or in their office to be reached, and have less and less time to devote for any one interesting issue, the short, direct to the point marketing message, will be the best way to attract the attention of any potential global customer. The immediate and direct way to convey commercial information to the end user via telecommunications means dramatically increases the use of telemarketing as the main tool to raise the awareness and promoting products and services.

This is a significant market which will dramatically grow when the Chinese and Indian economies start targeting their domestic market with middle class consumer products.

The growing numbers of communities which are threatened by natural or man-made disasters, along with the availability of more sophisticated early warning sensors, create a significant demand for a method to convey warnings and alert notices to the affected neighborhoods in a timely manner in order to enable an orderly, and safe evacuation.

Many Governments, States, Counties, Cities, and commercial plants spend millions of dollars to maintain early-warning calling systems to support their constituencies. The VGTel system provides an efficient and cost effective alternative over new and existing systems in which a substantial portion of the costs associated with maintaining the system capabilities is currently being spent on leasing/renting phone lines from the local telecom providers.

Additional market segments which we plan to target, are businesses or organizations having a need to provide information to their respective group members as follows:

Business Non-Profit Education

Business	Non-Profit	Education
Corporate	Church	Camps
Utilities	Clubs	Scouts
Temp Help	Synagogues	Universities
Retail	Home Owner's Assoc.	Schools
Service Providers	Neighborhood	Day-Care
Hospitals	Political-Elections

2. Distribution Methods of the Products or Services.

Our only current customer is Platin Ltd. located in Israel. Platin is a Public Relations (PR) company which handles many clients, from various market segments mostly located in the State of Israel. Their largest clients that make use of our telemarketing services are supermarkets, Credit cards providers, Non-Profit Charity organizations, and Pets’ food suppliers. The telemarketing activity generated from Platin's clients is   administered by Platin on behalf of their clientele, consisting of providers of products and services and is used for the purpose of announcing, exposing, alerting and informing prospective consumers to their products and services including discounts, sales, promotions and special deals. Platin is also using our GMG system on behalf of their political clients to conduct campaigns for political candidates in the State of Israel. We provide our services to Platin, and although the campaigns are being conducted for Platin's clients, we only have a direct relationship with Platin who subcontracts our services for use by their clients. We do not have any relationship with their clients who are using our system. Therefore Platin is our only client to date. In February 2006, Platin engaged our services for the upcoming election in Israel which was scheduled for Mar.28.2006. Platin has been using our System for both political campaigns and for commercial telemarketing services they provide to a variety of their clients every since.

We currently depend on Platin, Israel for our total revenues. We believe they will remain our only client until the GMG product is further developed and refined and ready to serve many clients. We anticipate that we will reach this stage in September  2007, when we will slowly start adding a few additional customers. We believe that by December 2007 our product will be well enough refined and developed with many additional features and capabilities and will be ready to serve unlimited number of customers requiring telemarketing services.

Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

Our objective is to develop multiple markets for our products and services. We plan to implement a marketing plan to enable us to attract Users to our GMG System.

Our Marketing Plan:

Our target market consists of supermarkets, discount chains, vendors of services, real estate brokers, political candidates, organizations, social planners, schools, municipalities, and other providers of alerts, messages, telemarketing, warnings, etc.

 We plan to compile lists of targets consisting of:

·	Political parties for national, and local offices of government

·	Schools Charity

·	collecting organizations

·	Providers of products such as supermarkets, chain stores,

·	Public Relations Companies on behalf of their clients Companies currently using telemarketing campaign products.

·	Companies currently providing telemarketing campaign products.

 Beginning in December  2007, we plan to announce our services using our GMG system to the aforementioned targets in the US, Canada and Israel. We plan to target   customers that will use our system to support their already established clients who will provide us with a quicker market penetration. Additionally we plan to target direct  users of our system to use the system for their own purposes.

In General, we plan to charge a lower rate for our services to wholesale providers who will use our system for their clients. We plan to charge a higher rate for direct clients who are direct users of our system. As of this date, we have not yet determined the actual fee structure that we will charge, as we believe it will determined in accordance with the market and what our clients will be willing to pay.

 In  February  2008 we plan to begin negotiating firm contracts with principals of the four franchised locations as detailed above under the sub-heading "Global Franchise   Partners", which represent different market opportunities, providing the best learning ground for future expansion of the business.

3. Status of any publicly announced new Product or Service.

No new product has recently been publicly announced.

  4. Competition: business conditions, competitors, and methods of competition.

   Management is not aware of any other internet based call-center with similar technology.   We believe the uniqueness of this service positions VGTel to an excellent starting point in becoming a leading global service provider of a powerful Web-based marketing tool. We anticipate that the cost effectiveness, ease of use, coupled with unlimited capacity will make GMG a popular tool within a short period of time.

We have applied for a provisional patent on the core software engine which runs the business process of the VGTel System and platform, and plan to embark on a PR offensive to establish our name in the minds of entities operating in our target industry. We anticipate that being first to present this concept will give us an advantage over competitors who have not yet begun to exploit this market. We do anticipate that we will nonetheless face extensive competition from a variety of internet providers and from traditional telemarketing organizations as well. In addition, nearly all established firms that choose to compete with us will have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we will have. New technologies and the continued enhancement of existing technologies may also increase competitive pressures upon us.

5. Sources and Availability of raw materials and the names of principal suppliers.

The Company does not use raw materials in its products and services.

The Company has entered into various  relationships with third party vendors. (See Management Discussion & Analysis, under the sub heading Contracts, Agreements and Relationships).

6. Dependence on one or a few customers.

Our only current customer is Platin Ltd. located in Israel. Platin is a Public Relations (PR) company which handles many clients, from various market segments mostly located in the State of Israel. Their largest clients that make use of our telemarketing services are supermarkets, Credit cards providers, Non-Profit Charity organizations, and Pets’ food suppliers. The telemarketing activity generated from Platin's clients is administered by Platin on behalf of their clientele, consisting of providers of products and services and is used for the purpose of announcing, exposing, alerting and informing prospective consumers to their products and services including discounts, sales, promotions and special deals. Platin is also using our GMG system on behalf of their political clients to conduct campaigns for political candidates in the State of Israel. We provide our services to Platin, and although the campaigns are being conducted for Platin's clients, we only have a direct relationship with Platin who subcontracts our services for use by their clients. We do not have any relationship with their clients who are using our system. Therefore Platin is our only client to date.  On January 15, 2006, Platin engaged our services for the upcoming election in Israel which was scheduled for March 28, 2006. Platin has been using our System for both political campaigns and for commercial telemarketing services they provide to a variety of their clients every since.

We currently depend on Platin, Israel for our total revenues. We believe they will remain our only client until the GMG product is further developed and refined and ready to serve many clients. We anticipate that we will reach this stage in September 2007, when we will slowly start adding a few additional customers. We believe that by December  2007 our product will be well enough refined and developed with many additional features and capabilities and will be ready to serve unlimited number of customers requiring telemarketing services.

Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

The Company budgeted $5,000 for marketing in the next 12 months which will be used primarily to purchase mailing list of entities in various industries which the Company plans to target. The Company plans to use its GMG System to broadcast to selected target lists information about our services in hope of attracting users to  the GMG System.

The Company objective is to have a diversified clientele in many sectors across a broad range of industries and in various geographical locations. We will need to raise substantial funds to enable us to aggressively market our product through public relations firms and massive advertising. There is no assurance we will be successful in raising additional funds.

7. Patents, trademarks, licenses, franchises, concessions, royalty agreements, or labor contracts, including their duration.

The Company has applied for a Provisional Patent on its core technology process, and for a service mark on the “VGTel” name.

Provisional Patent preserves the rights to apply for a regular patent within 12 months, while recognizing the application’s date to the date in which the provisional patent application was submitted. Thus, we will get a priority on any one who will apply for a similar patent during this year. Failure to file for the full patent protection within the one year period terminates the rights acquired through the provisional patent application. The cost of applying for a full patent is approximately $3,500.   Filing for a full patent does not insure that a patent will be granted.

8. The need for government approval of principal products or services.

Our business is subject, to privacy laws and regulations enacted in the United States and other jurisdictions around the world that govern the collection and use of personal data of our customers and our ability to contact our customers and prospective customers, including through telephone or facsimile. We are subject to U.S. federal privacy regulation, including the federal Telemarketing Sales Rule with its “do not call” and “do not fax” provisions, and state privacy regulations. Many states have laws and regulations regarding telemarketing laws, telephone solicitation laws, including “do not call” and “do not fax” regulations. Our Service Agreements with our clients require our clients to comply with all relevant privacy and telemarketing sales rules and further require they indemnify us against any regulatory actions caused by their breach of these laws. Additionally we require for our clients using our GMG product for telemarketing campaigns to provide us the recipient list for pre-screening to identify prospective recipients whose name appear on the "do not call" and "do not fax" list which we automatically delete. Violations of certain provisions of these laws by our clients will also limit our ability to accept certain clients for our services. Additionally, the United States and other jurisdictions are in the process of considering passing additional laws and regulations to protect the privacy of customers and prospective customers. In light of these and any future laws and regulations, there can be no assurance that we will be able to continue to market our services efficiently.

9. Technology:

We use commercially available software, as well as our own developed proprietary software. Our systems combine our proprietary technologies and commercially available, licensed technologies. Our current strategy is to license commercially available technology to augment internally developed solutions. Our Internet content delivery will be provided by a variety of servers.

10. Employees:

The business of VGTel, Inc. will be managed by Mr. Kallus, our CEO. Our future success depends in large part upon our ability to attract and retain highly qualified employees. Competition for such personnel is intense, and there can be no assurance that we will be able to retain our senior management or other key employees or that we will be able to attract and retain additional qualified personnel in the future.

Description of Properties:

As of April 1, 2007  our administrative office is located at:
2 Ingrid Road
Setauket, NY 11733-2218
Tel:  631-458-1120

Our CEO has agreed to provide his home office for administrative use by the Company free of charge. The office is equipped with standard office equipment including computers, scanners, copiers, and fax machine and office space.

Legal Proceedings

Neither us, nor any of our officers or directors is a part’ to any material legal proceeding or litigation and such persons know of no material legal proceeding or contemplated or threatened litigation. There are no judgments against us or our officers or directors. None of our officers or directors has been convicted of a felony or misdemeanor relating to securities or performance in corporate office.

Directors, Executive Officers, Promoters and Control Persons

The following sets forth our directors, executive officers, promoters and control persons, their ages, and all offices and positions held. Directors are elected for a period of two years and thereafter serve until their successor is duly elected by the shareholders. Officers and other employees serve at the will of the Board of Directors.

Ron Kallus 2 Ingrid Road Setauket, NY 11733-2218 Tel: 631-458-1120	Age- 58	Chairman, CEO, Treasurer
Israel Hason 40 Serlin St., Holon 58298, Israel	Age - 42	Chief Marketing Officer Director
Niva Kallus, 7 Lafayett Ter., Chelmsford, MA 01824	Age - 23	Corporate Secretaries Director.

          Officers & Directors:

 Ron Kallus, Age 58 Chairman, CEO, Treasurer

Mr. Kallus was appointed as Chairman, CEO and Treasurer on January 18, 2006. Mr. Kallus is also president of NYN International LLC, since August 2004 and he is Chief Operations Officer for Digital Power Technologies, Inc., a private R&D company in Texas since July 2005. From  June 2003 until July 2004, he was employed by NovoLink Communications, in Texas where he held the position of VP-Business development. From August 2002 to May 2003 Mr. Kallus was a self employed consultant in Berkeley CA. From January 2001 until July 2002 Mr. Kallus was employed by IPI Ltd. in Haifa, Israel where he held the position of General Manager In the prior period, Mr. Kallus worked at Intermetrics of Cambridge, Massachusetts for 10 years, where he acted as the head scientist in the field of industrial systems and was responsible for the development and sale of computerized management systems (PMS). He later established Eurometrics, in which he developed the first Personal Computer -based PMS system. Mr. Kallus sold the company and established IPI, a technological consultation and Research Company.

Educational Background:

 Israel Institute of Technology, Haifa, Israel
 B.Sc. Electrical Engineering, 1975
 Massachusetts Institute of Technology, Cambridge, Mass., USA
Graduate work, Artificial Intelligence, 1977
North Eastern University, Boston, Mass., USA
 Graduate work, Technical Management, 1981

Israel Hason Age 42 Chief Marketing Officer, Director

On January 18, 2006, Israel Hason was appointed Chief Marketing officer and Director. Mr. Hason has been General Manager and principal shareholder of Platin Ltd Israel since 1989 where he is responsible for overseeing three daughter companies Platin - Investment - owner of the Messer-Phone, and other registered trade marks. Platin - Marketing and Advertisement (1989) Ltd., operating a commercial advertisement office, and Style - Manages & Operates several customers clubs for major credit cards companies like AMX and VISA each has around 500,000 members. Mr. Hason brings expertise in business and marketing, with a strong emphasis on the Israeli markets for the VGTel products.  Mr. Hason is a related party.

Mr. Hason's Educational Background:
Technicum, Givataim, Israel
B.Sc. Architecture 1983

 Niva Kallus, Age 23  Corporate Secretary , Director.

On January 18, 2006 Niva Kallus was appointed as Corporate Secretary, and Director. Niva is the daughter of Ron Kallus. From 2003 to the present Niva has been conducting Pre-med Undergraduate studies (Psychology Major) at the University of Massachusetts, From Sep. 2002 to July 2003 Niva studied, to become a registered EMS at Oakland CA. From (August) 2001 to (August) 2002, Niva established a new Scout organization in Kiryat-Gat, Israel From (Sep.) 1996 - -(June) 2001 She attended Zevulun-Carmel High School, Kibbutz Yagur, Israel (Graduation June 2001.) Niva has no prior business experience.

Educational Background:

•	Psychology Major (Pre-med) , University of Massachusetts, Lowell, MA. (2003-present).

•	First Aid, Emergency Medical Services Authority, CA (2002)

•	CPR, American Heart Association (2002)

•	EMT training program, Merritt College, Oakland, CA (2003)

•	CPR Instructor course, Chelmsford police Department (2004)

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of the Company's Common Stock as of   August 22, 2007 by
(1) all directors and executive officers of the Company, individually and collectively as a group
(2) all stockholders known to the Company to be beneficial owners of more than five percent (5%) of the outstanding Common Stock;

TITLE OR CLASS OF SECURITIES	NAME OF BENEFICIAL OWNER	AMOUNT OF BENEFICIAL OWNERSHIP BEFORE STOCK OFFERING (2)	AMOUNT OF BENEFICIAL OWNERSIP AFTER STOCK OFFERING	PERCENT OF CLASS BEFORE OFFERING	PERCENT OF CLASS AFTER STOCK OFFERING
Common	Ron Kallus	750,000 (1) (2)	750,000	15.625%%	15.625%
Common	Niva Kallus	420,000 (1) (2)	420,000	8.75%	8.75%
Common	Yoav Kallus	420,000 (1) (2)	420,000	8.75%	8.75%
Common	Nathan Kallus	420,000 (1) (2)	420,000	8.75%	8.75%
Common	Israel Hason	750,000 (1) (2)	750,000	15.625%	15.625%
Common	Hyman & Ethel Schwartz	542,510 (2)	542,510	11.30%	11.30%
Common	National Theological Center	251,878 (2)	251,878	5.2%	5.2%
Common	Yeshiva Tov Vechesed	251,878 (2)	251,878	5.2%	5.2%
Common	Brain & Power Ltd.	400,000 (2)	400,000	8.33%	8.33%
Directors & Officers as a Group		2,760,000	2,760,000	57.5%	57.5%

(1) (2)	Niva Kallus is the daughter of Ron Kallus.
(1) (2)	Yoav Kallus is the sons of Ron Kallus.

(1) (2)	Nathan Kallus is the son of Ron Kallus

Israel Hason is the Chief Marketing Officer. He is also a managing partner and principal of Platin Ltd. Israel. Platin Ltd. is a telemarketing company that is currently the only customer of VGTel Inc. Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of another person or entity shown in the table.

None of the principals have outstanding options or warrants or other securities convertible into the Common Stock of the Company.

During the past five (5) years, no present or former director, executive officer or person nominated to become a director or an executive officer of the Company has:

(1)
filed a petition under the Federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two (2) years before the time of such filings, or any corporation or business association of which he was an executive officer at or within ten (10) years before the time of such filing;

(2)	was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)
was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i)
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)	engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)
was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than sixty (60) days the right of such person to engage in any activity described above under this subsection (3)(i) above, or to be associated with persons engaged in any such activities;

(5)
was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

 Certain Relationships and Related Transactions

Niva Kallus is the corporate secretary and the daughter of Ron Kallus, the CEO of the Company.

Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel. Platin Ltd. is a telemarketing company that is our only customer to date. In January 2006 Platin Ltd. placed an order for our telemarketing services for the upcoming election in Israel which was scheduled for March 28, 2006. Platin has been using our System ever since for both political campaigns and for commercial telemarketing services they provide to a variety of their clients. We charge Platin a monthly per line cost of $3.0 plus a usage fee of $0.012 per message while the GMG system is in the testing phase.   For the twelve months ending March 31, 2006, we generated only an aggregate of $6,321 in revenues from, Platin.  In the twelve month period from April 1, 2006 to March 31, 2007, we generated revenues of $ 19,386 from Platin.  Total revenues generated from Platin during the periods ending March 31, 2007 and March 31, 2006 equals $25,707.  During  the six month period ended September 30, 2007 we generated revenues of $ 7,683 from Platin.   Consequently, the aggregate revenues we generated from commencement to June 30, 2007 from our sole customer, Platin Ltd. is $33,390.

Platin Ltd., is a related party.  Israel Hason is the Chief Marketing Officer of our Company and a Director. Mr. Hason is also the managing partner and principal shareholder of Platin Ltd. Israel.   Mr. Hason has agreed to recuse himself from any corporate decision relating to Platin Ltd business relationship with VGTel, Inc.

On March 1, 2006, Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured loan is payable May 18,  2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.

On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.  On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.

 In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.

Ethel Schwartz former President and Ron Kallus current CEO are both officers and directors of a private R&D company, Digital Power Technologies, Inc. There are no business relationships or synergies between Digital Power Technologies and VGTel Inc.  Both of these entities operate in different industries and sectors that have no relationship with each other. There is no plan for the companies to have relationships in the future.

    Except as provided herein, the Company has not entered into any transactions with a related party. Management does not know of any other transaction it will be entering into with related parties.

The Company has had no transactions with any promoter or promoters since its inception. Nothing of value, including money, property, contracts, options or rights of any kind has been received or will be received by a promoter, director or indirectly from the Company which is not disclosed.

  Description of the Securities.

The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Our authorized capital stock consists of 200,000,000 shares of Common Stock, par value $.0001 per share and 10,000,000 shares of preferred stock, par value $.0001 per share.

We currently have 4,800,000 shares of Common Stock issued and outstanding. No Preferred shares have been issued to date.

Common Stock:

Voting Rights.  Each outstanding share of the Common Stock is entitled to one vote in person or by proxy in all matters that may be voted upon by shareholders of the Company.

Our Certificate of Incorporation and By Laws to not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

Preemptive Rights. The holders of the Common Stock have no preemptive or other preferential rights to purchase additional shares of any class of the Company's capital stock in subsequent stock offerings.

Liquidation Rights.  In the event of the liquidation or dissolution of the Company, the holders of the Common Stock are entitled to receive, on a pro rata basis, all assets of the Company remaining after the satisfaction of all liabilities.

Conversion and Redemption.  The shares of the Company’s Common Stock have no conversion rights and are not subject to redemption. All of the issued and outstanding shares of the Company’s Common Stock are, and the unissued shares in this offering, when sold and paid for, will be duly authorized, fully paid, non-assessable and validly issued.

Dividends: Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor.

Preferred Shares: The Company authorized 10,000,000 preferred shares par value $0.0001 Cents. As of this date, no preferred shares have been issued.

The designations and the powers, preferences and rights, and the qualifications or restrictions of the Preferred Shares are as follows:

The shares of Preferred Stock are authorized to be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions as are specified in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof. Such Preferred Stock may be convertible into, or exchangeable for, at the option of either the holder or the corporation or upon the happening of a specified event, shares of any other class or classes or any other series of the same or any other class or classes of capital stock of the corporation at such price or prices or at such rate or rates of exchange and with such adjustments as shall be stated and expressed in the Certificate of Incorporation or any amendment thereto or in the resolution or resolutions adopted by the Board of Directors providing for the issue thereof.

Warrants:

The Company has outstanding 800,000 Series A Warrants which were issued to investors. Each Series A warrant entitles the holder to purchase from the Company at anytime after 90 days following effectiveness of the Registration statement by the SEC, (the " Initial Exercise Date") until the second anniversary following the date the Registration Statement is deemed effective by the SEC. (the "Expiration Date") one share of fully paid and nonassessable Common Stock $.0001 par value per share, of the Company, at a purchase price of $0.25 per share of Common Stock.

The Company has outstanding 800,000 Series B Warrants issued to investors. Each Series B Warrant entitles the holder to purchase from the Company at anytime after 120 days following effectiveness of the Registration statement by the SEC, (the "Initial Exercise Date") until the second anniversary following the date the Registration Statement is deemed effective by the SEC. (the "Expiration Date") one share of fully paid and nonassessable Common Stock $.0001 par value per share, of the Company, at a purchase price of $0.25 per share of Common Stock.

The Company has outstanding 800,000 Series C Warrants issued to investors.Each Series C Warrant entitles the holder to purchase from the Company at anytime after 150 days following effectiveness of the Registration statement by the SEC, (the "Initial Exercise Date") until the second anniversary following the date the Registration Statement is deemed effective by the SEC. (the "Expiration Date") one share of fully paid and nonassessable Common Stock $.0001 par value per share, of the Company, at a purchase price of $0.25 per share of Common Stock.

The Company has outstanding 800,000 Series D Warrants issued to investors. Each Series D Warrant entitles the holder to purchase from the Company at anytime after 180 days following effectiveness of the Registration statement by the SEC, (the "Initial Exercise Date") until the second anniversary following the date the Registration Statement is deemed effective by the SEC. (the "Expiration Date") one share of fully paid and nonassessable Common Stock $.0001 par value per share, of the Company, at a purchase price of $0.25 per share of Common Stock.

Each Series A, Series B, Series C and Series D Warrants may be exercised by the holder at the option of the holder by surrendering the Warrant, with the form of subscription attached to the Warrant (the Subscription Form") duly executed by such holder, to the Company at its principal office or at the office of its Warrant agent accompanied by payment, in cash or by certified or official bank check payable to the order of the Company for an amount equal to the exercise price of $0.25 per Warrant exercised.

In accordance to the Warrant provisions, the Company has the option to "call" the Warrants (the "Warrant Call"), in accordance with and governed by the following:

(a) The Company shall exercise the Warrant Call by giving to each Warrant Holder a written notice of call (the "Call Notice") at any time prior to the Expiration Date.

(b) The Warrant Holders may then choose to exercise their Warrant rights and purchase the appropriate number of shares of Common Stock and pay for same all within 10 business days of the date of the Call Notice. Any Warrants which are Called and not exercised during such 10 business day period shall thereafter not be exercisable.

The exercise price and number of shares of Common Stock issuable on exercise of the Series A Warrants, Series B Warrants, Series C Warrants, and Series D Warrants are subject toadjustment in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of VGTel, Inc.

Plan of Distribution

Resales by Selling Shareholders.   The plan of distribution for the shares being offered for sale by the Selling Shareholders provides that shareholders may sell their shares of Common Stock either directly or through a broker-dealer.

Broker-dealers may charge commissions to both Selling Shareholders selling Common Stock and purchasers buying shares sold by a Selling Shareholder. Neither we nor the Selling Shareholders can presently estimate the amount of such compensation. We know of no existing arrangements between the Selling Shareholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, and regulations we will file a prospectus supplement during the time the Selling Shareholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B. In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by Selling Shareholders, including Regulation M under the Securities Exchange Act of 1934. Regulation M prohibits Selling Shareholders from offering to purchase and purchasing our Common Stock at certain periods of time surrounding their sales of shares of our Common Stock under this prospectus.

Some states may require that registration, exemption from registration or notification requirements be met before Selling Shareholders may sell their Common Stock. Some states may also require Selling Shareholders to sell their Common Stock only through broker-dealers.

The Selling Shareholders will receive all of the proceeds from the sale of 800,000 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares. We may, however, receive up to $ 800,000 in proceeds from the exercise by certain Selling Shareholders of Warrants to purchase up to an aggregate of 3,200,000 shares of our Common Stock. The resale of the Common Stock underlying these Warrants is included in the Registration Statement of which this prospectus forms a part.  We have agreed to include the shares of the Selling Shareholders in the Registration Statement. We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares on behalf of the Selling Shareholders.  We estimate that we will incur legal and accounting fees and other expenses related to this offering of approximately $12,000 in conjunction with the preparation and filing of this registration statement.

The Selling Shareholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule. Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States. To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. There can be no assurance that the Selling Shareholders will sell any or all of the shares offered by them.

Selling Security Holders

The Selling Shareholders may offer and sell, from time to time, any or all of the Common Stock registered pursuant to this Registration Statement. Because the Selling Shareholders may offer all or only some portion of the 800,000 shares of common stock to be registered plus an additional 3,200,000 issuable upon exercise of certain Warrants, requiring the payment of the exercise price, no estimate can be given as to the amount or percentage of these shares of Common Stock that will be held by the Selling Shareholders upon termination of the offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of November 13,  2007, and the number of shares of Common Stock covered by this prospectus. The number of shares in the table represents an estimate of the number of shares of common stock to be offered by the Selling Shareholder. None of the Selling Shareholders is a broker-dealer, or an affiliate of a broker-dealer.

Name of Selling Stockholder	Shares of common Stock owned prior to offering	Percent of Common Stock owned prior to offering (1)	Shares of common stock to be sold Including Shares Underlying Warrants	Shares of common Stock owned After offering (2)	Percentage of common Stock owned After offering (2)

Rambam Research Academy 1372 47th St. Brooklyn, NY 11219	80,000.0167%		400,000	-0-	-0-
Advanced Learning Institute 4712 14 Ave Brooklyn, NY 11219	80,000.0167%		400.000	-0-	-0-
Sanjiv Parikh 1000, Camero Way Fremont, CA 94539	40,000	.00833%	200,000	-0-	-0-
Shalom Shachar Address: Gordon 43 Ramat Hasharon, Israel	40,000	.00883%	200,000	-0-	-0-
Amel Debache 4731 Quillback Drive Friendswood, TX. 77546	40,000	.00883%	200,000	-0-	-0-
Samir Chokshi 38 Kamdhenu Complex Opp Sahajanand Colledge Ellis Bridge, Ahmedabad 380006, India	15,000	.003125%	75,000	-0-	-0-
Herman Friedman 487 Bedford Ave. Brooklyn, NY 11211	10,000	.00208%	50,000	-0-	-0-
Jenny Dalton 2875 Love Lane Friendswood, TX 77546	10,000	.00208%	50,000	-0-	-0-
Beth Gardner 5135 Candlewood League City, TX 77573	10,000	.00208%	50,000	-0-	-0-
Emeily Emerson 1725 Ocean Front Walk #510 Santa Monica, CA 90401	10,000	.00208%	50,000	-0-	-0-
Matthew Allen 385 East Green St. Pasadena CA. 91101	10,000	.00208%	50,000	-0-	-0-
Milkoo Fixler 4503 15th Ave. Brooklyn, NY 11219	5,000	.00104%	25,000	-0-	-0-
Jaccob Werczberger 1942-52nd St. Brooklyn, NY 11204	5,000	.00104%	25,000	-0-	-0-
Esther Ackerman 4910 17th Ave. Brooklyn, NY 11204	5,000	.00104%	25,000	-0-	-0-
Yerachmiel Gorelik David Elazer St. 85/8 Holon, Israel	5,000	.00104%	25,000	-0-	-0-
Ortal David, Haankor St. 5 Holon, Israel	5,000	.00104%	25,000	-0-	-0-
Shimon Levi, Oscar Shindler St. 10 Bat -Yam, Israel	5,000	.00104%	25,000	-0-	-0-
Judy Friedman 487 Bedford Ave. Brooklyn, NY 11211	5,000	.00104%	25,000	-0-	-0-
Elozer Klein 1357 51 Street Brooklyn, NY 11219	4,000.0008%		20,000	-0-	-0-
Vihar Patel KarmaShrestha, Shyamal-II Rd, Ahmedabad 380015, India	2,500	.00052%	12,500	-0-	-0-
Meera Friedman 730 E. 3rd St. Brooklyn, NY 11218	2,500	.00052%	12,500	-0-	-0-
Hiran Salvi Shukan-II, Ramdevnagar, Ahmedabad-380 015, India	2,500	.00052%	12,500	-0-	-0-
Eli Davidovits c/o Royal Imports 4522 18th avenue Brooklyn New York 11204	2,500	.00052%	12,500	-0-	-0-
Shay Avidar, Address: Abrbanel St. 70 Bney Berak, Israel	2,500	.00052%	12,500	-0-	-0-
Itay Berliner, Grinberg St.15 Holon, Israel	2,500	.00052%	12,500	-0-	-0-
Henry Reinhold 1354 E. 13th St. Brooklyn, NY 11230	200	.00004%	1,000	-0-	-0-
Chani M. Edelstein 1274 Ocean Parkway Brooklyn, NY 11218	200	.00004%	1,000	-0-	-0-
Hindy Gleiberman 317 Ave. F Brooklyn, NY 11218	200	.00004%	1,000	-0-	-0-
Hadassa Illowitz 593 Dahill Rd. Brooklyn, NY 11218	200	.00004%	1,000	-0-	-0-
Samuel Reinhold 5100 15th Ave. Brooklyn, NY 11219	200	.00004%	1,000	-0-	-0-
Brain & Power Ltd. 8 Hagefen St. Kiryat Bialik, Israel	400,000	8.3%	2,000,000	-0-	-0-

•	(1) Based on 4,800,000 Shares Outstanding.

•	(2) Assumes the sale of all shares registered by each selling shareholder

•	(3) Elozar Klein has sole voting and dispositive control over the shares issued to Rambam Research Academy.

•	(4) Elozar Klein has sole voting and dispositive control over the shares issued to Advanced Learning Institute

•	(5) Prosper Dahan has sole voting and dispositive control over the shares issued to Brain & Power Ltd.

We will require the Selling Shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related Registration Statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Transfer Agent

The Company has engaged the services of a Stock Transfer Company to act as its Transfer Agent:
Pacific Stock Transfer Company
500 E. Warm Springs Road, Suite. 240
Las Vegas, NV 89119
TEL:  (702) 361-3033
FAX (702) 433-1979

Legal Matters

The validity of the common stock offered by this prospectus has been passed upon by The O'Neal Law Firm, P.C.

Experts

The financial statements of VGTel, Inc., formerly Tribeka Tek, Inc. included in this Registration Statement have been audited by N. Blumenfrucht, CPAPC to the extent and for the period set forth in their report appearing elsewhere in the registration statement, and are included in reliance upon such reports given upon the authority of said firms as experts in auditing and accounting.

Interest of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Disclosure of Sec Position of Indemnification for Securities Act Liabilities

Our Bylaws provide that directors and officers shall be indemnified by us to the fullest extent authorized by the New York State Corporation Law, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf. The bylaws also authorize the board of directors to indemnify any other person who we have the power to indemnify under the New York State Corporation Law and indemnification for such a person may be greater or different from that provided in the bylaws.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our Company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Where You Can Find More Information

We have filed a Registration Statement with the U.S. Securities and Exchange Commission, or the SEC, on Form SB-2 under the Securities Act to register the shares of our Common Stock being offered by this prospectus. This prospectus omits some information contained in the Registration Statement and its exhibits, as permitted by the rules and regulations of the SEC. For further information about us and our securities, you should review the Registration Statement and its exhibits, which may be inspected, without charge, at the SEC’s public reference facilities at 100 F Street, N.E., Room 1580 Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the public reference facilities of the SEC on payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities. The SEC maintains a website, http://www.sec.gov, that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC, including the Registration Statement.

We are not required to deliver annual reports to stockholders, and we do not intend to voluntarily send annual reports with audited financial statements to stockholders. However, on completion of this offering, we will become subject to the informational and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the requirements of the Exchange Act, will file periodic reports, proxy statements, and other information with the SEC. These periodic reports, proxy statements, and other information will be available for inspection and copying at the regional offices, public reference facilities and Web site of the SEC referred to above. We have not filed any reports or statements with the SEC prior to filing this registration statement.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure:

The principal accountant's report of N. Blumenfrucht, CPA PC on the financial statements did not contain adverse opinion or disclaimer of opinion, or was modified as to uncertainty, audit scope, or accounting principles. There has been no disagreement with the auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures.

Financial Statements:

N. Blumenfrucht CPA PC
1040 East 22nd Street
Brooklyn New York 11210
Tel.- 718-692-2743
Fax -718-692-2203

The Board of Directors and Stockholders
VGTel Inc.

We have audited the accompanying balance sheets and statements of stockholders' equity of VGTel Inc. (formerly NYN Inc.) as of March 31, 2007 and 2006, and the related statements of operations and cash flows for the years ended March 31, 2007 and 2006 and for the periods July 27, 2004 (inception)  through March 31, 2007 These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Oversight Board (United States) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

 As described in note 1 the Company has restated the March 31, 2006 financial statements due to a change in the valuation of an intangible asset. We have audited  the above-mentioned change. In our opinion such adjustment is appropriate and has been properly applied

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VGTel Inc. as of March 31, 2007 and 2006 and the related statements of operations and cash flows for the years ended March 31, 2007 and 2006 and for the  period July 27, 2004 (inception) through March 31, 2007 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is a development stage company and has had no significant income since inception, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Brooklyn New York
August 1, 2007

/s/ Nachum  Blumenfrucht, PCAOB

F1

VGTel, Inc.
(A Development Stage Company)
Balance Sheet

	March 31,		March 31,
	2007		2006
ASSETS
			restated

CURRENT ASSETS
Cash and cash equivalents	$7,179		$6,926
Accounts receivable	3,504		6,821

Total Current Assets		$10,683		$13,747

FIXED AND OTHER ASSETS
Property and equipment	4,744		4,744
less: Accumulated depreciation	(4,744)		(4,744)
Net- Property and equipment	0		0
Intellectual property	29,000		29,000
less: Accumulated amortization	(7,250)		(1,450)
Net -Intellectual property	21,750		27,550
Deferred tax asset	0		0

Total Fixed and Other Assets		21,750		27,550

Total Assets		$32,433		$41,297

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	$14,631		2,000
Due to shareholders	16,323		4,223

Total Current Liabilities		30,954		6,223

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock,, $.001 par value,
Authorized 10,000,000 shares, none issued	0		0
Common stock, $ .0001 par value ,
Authorized 200,000,000 shares Issued &
outstanding 4,800,000 & 4,400,000	480		440
Additional paid in capital	157,020		91,060
Accumulated other comprehensive gain (loss)	0		0
Retained Earnings (Deficit)	(156,021)		(56,426)

Total Stockholders' Equity		1,479		35,074

Total Liabilities and Stockholders' Equity		$32,433		$41,297

See accompanying notes to financial statements

F2

VGTel, Inc.
(A Development Stage Company)
Statement of Cash Flow
For the Period Ended

			Accumulated
			From Inception
	April 1, 2006-	April 1, 2005-	July 27, 2004-
	March 31, 2007	March 31, 2006	March 31, 2007

Cash flows from operating activities
Net Income (loss)	$(99,595)	$(56,426)	$(156,021)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Officers compensation & Rent charged to paid in capital	56,000	15,000	71,000
Depreciation and amortization	5,800	1,450	7,250

Changes in assets and liabilities:
Accounts receivable	3,317	(6,821)	(3,504)
Other Assets	0	0	0
Accrued expenses	12,631	2,000	14,631
Officers loans	12,100	4,223	16,323

Net cash provided ( used) in operating activities	(9,747)	(40,574)	(50,321)

Cash flows from investing activities
Purchase of fixed assets & Intellectual property	0	(29,000)	(29,000)
Increase in investment in intellectual property	0	0	0
Net cash provided (used) in investing activities	0	(29,000)	(29,000)

Cash flows from financing activities
Issuance of common stock in exchange for services rendered	10,000	0	10,000
Additional paid in capital credited for shareholder contributions	0	66,500	66,500
Sale of units	0	10,000	10,000

Net cash provided (used) by financing activities	10,000	76,500	86,500

Net increase (decrease ) in cash	253	6,926	7,179

Cash and cash equivalents, beginning of period	6,926	0	0

Cash and cash equivalents, end of period	$7,179	$6,926	$7,179

Supplemental disclosures

Noncash investing and financing activities:
Additional paid in capital credited in exchange for Intellectual property	$-	$66,500	$66,500
Issuance of common stock in exchange for services rendered	$10,000	$-	$10,000
Officers Compensation and Rent credited to Additional Paid in capital	$56,000	$15,000	$71,000

See accompanying notes to financial statements

F3

VGTel, Inc.
(A Development Stage Company)
Statement of Operations
For the Periods

			Accumulated
			from inception
	April 1, 2006-	April 1, 2005-	(July 27, 2004)-
	March 31, 2007	March 31, 2006	March 31, 2007
		Restated

REVENUES	$19,386	$6,321	$25,707

OPERATING EXPENSES
General and administrative	57,181	45,383	102,564
Officers' compensation & rent	56,000	15,000	71,000
Depreciation and amortization	5,800	1,685	7,485

Total operating expenses	118,981	62,068	181,049

Income (loss) from operations	(99,595)	(55,747)	(155,342)

OTHER INCOME
Investment income	0	0	0

Loss before income taxes	(99,595)	(55,747)	(155,342)

Federal Income Tax	0	0	0

NET INCOME (LOSS)	$(99,595)	$(55,747)	$(155,342)

Discontinued Operations
Loss from discontinued operations	0	(679)	(679)
Income tax benefit	0	0	0
Net Loss from Discontinued operations	0	(679)	(679)

NET INCOME (LOSS)	$(99,595)	$(56,426)	$(156,021)

INCOME (LOSS) PER COMMON SHARE-

Basic and Diluted	$(0.02)	$(0.05)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	4,733,333	1,080,000

See accompanying notes to financial statements

F4

VGTel, Inc.
(A Development Stage Company)
Statement of Stockholders' Equity
For the Period
July 27, 2004 (Inception)-
March 31, 2007

See accompanying notes to financial statements

				Retained	Accumulated
			Additional	Earnings	Other Comprehensive
	Common	Stock	Paid-in	(Accumulated
	Shares	Amount	Capital	Deficit)	Loss	Totals

Balances, January 1, 2004	0	$0	$0	$0	$0	$0

Intellectual property contributed by officers			66,500			66,500

Issuance of shares to incorporators and others	4,000,000	400	(400)			0

Units sold February 2006	400,000	40	9,960			10,000

Officers' compensation charged			15,000			15,000

Net loss for year ended March 31, 2006				(56,426)		(56,426)

Balances, March 31, 2006	4,400,000	$440	$91,060	$(56,426)	$0	$35,074

Officers' compensation charged for six month period

Issuance of shares for services rendered May 2006	400,000	40	9,960			10,000

Officers' compensation & rent charged			56,000			56,000

Net loss for the year ended March 31, 2007				(99,595)		(99,595)

Balances, March 31, 2007	4,800,000	$480	$157,020	$(156,021)	$0	$1,479

See accompanying notes to financial statements

F5

(A Development Stage Company)
Notes to the Financial Statements
For the Fiscal Periods
March 31, 2007 and March 31, 2006

NOTE 1- RESTATEMENT OF FINANCIAL STATEMENT

The financial statements for the fiscal year ended March 31, 2006  had  been restated to reflect the fact that certain costs incurred, which were previously capitalized as an intangible asset, have been changed. This change was due to the fact that some costs associated with this asset were in actuality pre technological feasibility costs, which are required to be expensed. Certain other costs incurred by the officers before technological feasibility had incurred and were not included in the financial statements have been expensed and additional paid in capital has been credited for the same amount. Lastly, a loss from discontinued operations has been segregated on the statement of operations.  This resulted in a reduction in the asset -Intellectual property from $65,000 to $29,000 and a reduction in the corresponding amortization on the Balance Sheet. The Statement of Operations net loss was affected by a reduced amortization deduction and an increase in general and organizational expenses of $37,500  for pre technological expenses incurred. The Statement of Stockholders Equity was affected by a net increase of $37,500 in contributed additional paid in capital. A table showing the line items effected is included in note 12.

NOTE 2 - FORMATION AND BUSINESS OF THE COMPANY.

VGTel Inc. (formerly known as Tribeka-Tek Inc.) (The “Company) was organized on February 5, 2002 in the State of New York. Tribeka-Tek Inc. was engaged in the business of providing Edgarizing services for publicly traded companies filing through the Edgar system. On January 18, 2006 the Company purchased from NYN International LLC its intellectual property assets pertaining to the GMG System, a telemarketing campaing product. Tribeka Tek, Inc. was a minimally operating corporation with nominal assets. Pursuant to the terms of the Acquisition Agreement, the Company issued to NYN shareholders and designees 2,760,000 newly issued shares of VGTel Inc. (formerly Tribeka Tek, Inc). At the time of the acquisition, the 2,760,000 shares represented approximately 70% of the outstanding shares of the Company, which resulted in the stockholders of NYN obtaining control of the Company.

The merger has been accounted for as a reverse acquisition using the purchase method of accounting. NYN International, Inc. has been treated as the acquiring company for accounting purposes under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, due to the following factors: (1) NYN’s stockholders received the larger share of the voting rights in the merger; (2) NYN received the majority of the members of the board of directors; and NYN’s senior management prior to the merger dominated the senior management of the combined company. As a result of the reverse acquisition, the statements of operations presented herein include the results of NYN International for the years ended March 31, 2007 and March 31, 2006 and include the results of Tribeka Tek for the period from date of acquisition (January 18, 2006 to March 31, 2006). Although NYN International was formed in July of 2004 there was no activity prior to April 2005, thus the results for the  fiscal periods  reflect results from inception.

Because NYN International LLC is treated as the acquirer for accounting purposes, the equity accounts are adjusted for the share exchange and carried forward. Prior accumulated deficits of NYN International LLC are adjusted to additional paid in capital therefore carrying forward the accumulated deficit or earnings of NYN International LLC. As these are the first periods with activity there was no beginning accumulated deficit or earnings,  and ending retained deficit reflects the retained deficit for the current period.

The common stock per share information in the consolidated financial statements and related notes have been retroactively adjusted to give effect to the reverse acquisition on January 18, 2006 for all periods presented.

On January 18, 2006 the Company changed its name to VGTel Inc. As of the periods stated the Company had generated minimal revenues and is considered a development stage company.   As of February 2006 the Company has ceased its Edgarizing operations and is concentrating its efforts in the development of its intellectual properties.  The Statement of Operations for the period ending March 31, 2006 recognized revenues of $840 and expenses of $1,519 for a net loss of $679 from the Edgarizing business.

As  a result of the acquistion of the GMG System, the company is now operating in the telemarketing sector of the telecommunications industry.

NOTE 3 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal year

The Company has chosen March 31, as its fiscal year end.

F6

USE OF ESTIMATES:

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consists of cash, money market funds and other highly liquid investments with a maturity of three months or less from the date of purchase. The Company has not experienced any losses on its cash or cash equivalents.

INVESTMENTS:

Investments include marketable common stock securities traded on the stock exchange. The marketable securities are classified as available for sale, and are measured at fair value in the balance sheet. Unrealized gains and losses on investments are recorded net of tax as a separate component of stockholders’ equity. Gains and losses on securities sold are determined based on the specific identification method.

PROPERTY AND EQUIPMENT

Property and equipment (primarily computer hardware) are recorded at cost and depreciated or amortized over the estimated useful lives of the assets (three to five years) using the accelerated depreciation method allowed by the Internal Revenue Code.

NOTE 3 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

REVENUE RECOGNITION

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and SAB No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibles is reasonably assured.

For Platin Ltd., our sole  current client to date,  the company does not  generate an invoice or recognize revenues  for services until  the  requested services have been provided to Platin and accepted by Platin.

EARNINGS (LOSS) PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, the computation of net loss per share is based upon the weighted average number of common shares issued and outstanding for the reporting period. Common stock equivalents related to options, warrants and convertible securities are excluded

DISCONTINUED OPERATIONS

During the period ended March 31, 2006 the Company ceased its Edgarizing operations.    The Statement of Operations for the period recognized revenues of $840 and expenses of $1,519 for a net loss of $679 from the Edgarizing business.

FASB No. 86

The Company has incurred significant costs in the development of its program. The costs, which were incurred by the Company, were segregated between pre technological feasibility costs and post technological feasibility costs. It is estimated that the useful life of this asset should approximate five years. Under FASB No. 86, once technological feasibility has been established, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value. When the product is available for general use amortization begins and all further maintenance costs are expensed.

The Company  determined that technological feasibility has been established for our GMG System when we completed all planning, designing, coding, and testing activities that were necessary to establish that the GMG System can be produced to meet its design specifications including functions, features, and technical performance requirements.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issued FASB 133, “Accounting for Derivative Instruments and Hedging Activities”, The Company does not engage in derivative or hedging activities and does not expect the adoption of this new pronouncement to have a material effect, if any, on its financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not impact the financial position, cash flows or results of operations.

In December 2003, the SEC issued SAB 104. This staff accounting bulletin revises or rescinds certain sections of SAB 101, which gives interpretation guidance about revenue recognition. SAB 104 makes the interpretive guidance of SAB 101 consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 in the fourth quarter of fiscal 2004 did not impact the financial position, cash flows or results of operations.

NOTE 4- LIQUIDITY & PROFITABILITY- GOING CONCERN

The Company has had no significant income since inception, which raises substantial doubt about its ability to continue as a going concern. The continuation of the Company as a going concern are dependent upon the Company’s ability to obtain additional financing and upon future profitable operations.

F7
NOTE 5 -INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 , (SFAS 109) “ Accounting for Income Taxes.” Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized, if on the weight available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

NOTE 6 -INTELLECTUAL PROPERTY

The Company developed the intellectual properties known as Group Messaging Gateway.   As of March 31, 2007 total costs associated with the development of the GMG System amounted $90,000 as compared to $66,500 in the prior period ended March 31, 2006.   It has been determined that of this amount $29,000 had been incurred after technological feasibility has been reached. All costs prior to technological feasibility have been expensed.   All post development costs have been expensed in the periods incurred. The asset valued at $29,000 is being amortized over a sixty-month period.   The costs, which were incurred by the Company in the development of the program, were segregated between pre technological feasibility costs and post technological feasibility costs. It is estimated that the useful life of this asset should approximate five years. Under FASB No. 86, once technological feasibility has been established, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value. When the product is available for general use amortization begins and all further maintenance costs are expensed.

NOTE 7-ACCRUED EXPENSES

Accrued expenses include professional fees payable and monies due to vendors.

NOTE 8-DUE TO SHAREHOLDERS

Various funds had been advanced by the CEO, Mr. Ron Kallus  to the company.   On March 1, 2006, Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured loan is payable May 18,  2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.

On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.  On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.

 In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.  No funds have been advanced by Mr. Kallus during the quarter ending June 30, 2007.

NOTE 9-OFFICERS ' COMPENSATION

The Officer has taken no actual compensation since inception. For financial statement purposes  the Statement of Operations -officers compensation has been charged for $50,000 and $15,000 for the years ended March 31, 2007 and 2006 respectively.      Additional Paid in Capital has been credited for the corresponding amounts.

NOTE 10-COMMITMENTS AND CONTINGENCIES

The Company is occupying the premises of its President rent free.  For financial statement purposes  the Statement of Operations -rent has been charged for $6,000 for the period ended March 31, 2007.   Additional paid in capital has been credited for the corresponding amount.

The company signed various contracts to build a Global Messaging Gateway (GMG) and for hosting its servers. This is a web-hosted application, which provides message-broadcasting facility, for business to business, personal, telemarketing, alerting and many more applications.

On March 1, 2006, Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured loan is payable May 18,  2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.    On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.  On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.   In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.  No funds have been advanced by Mr. Kallus during the quarter ending June 30, 2007.

In addition the Company is providing its services to a telemarketing company in Israel that is distributing the services to telemarketing clients in Israel.

Legal Proceedings

There are no material legal proceedings to which the Company is a party to or which any of their property is subject.

NOTE 11- STOCKHOLDERS’ EQUITY

NYN International, LLC  (the accounting acquiror) was organized as a Limited Liability Company in the State of Texas.  No shares were issued to its founders.

Tribeka Tek, Inc, (the legal acquiror) was organized in the State of New York on February 5, 2002.  Tribeka Tek, Inc. authorized 1500 common shares par value $1.00.  In February 2002 Tribeka Tek, Inc. issued 1500 common shares par value $1.00.  to its founders.    On June 29, 2005 Tribeka Tek board of directors voted to increase the common Shares authorized from 1500 to 200,000,000 and decrease the par value from $1.00 to $0.0001.  On January 18, 2006 the Company authorized a forward split of 826.67 for each share outstanding, bringing the total issued and outstanding shares from 1,500 to 1,240,000.   On January 18, 2006 the Company issued 2,760,000 restricted common shares par value $0.0001 per share  to shareholders of NYN International LLC in exchange for the rights to its intellectual properties, bringing the total shares issued and outstanding to 4,000,000.
F8

In February 2006 the Company offered 800,000 Series A Units at $.025 per Unit to accredited and non-accredited investors in a private placement offering pursuant to Regulation D 506. Each Series A Units consists of (i) 1 share of the Company's common stock, $.0001 par value ("Common Stock") and (ii) 1 Series A (iii) 1 Series B (iv) 1 Series C (v) and 1 Series D Common Stock Purchase Warrants ("Warrant Series ]") to purchase shares of the Company's Common Stock, $.0001 par value. Each Series A, B, C, D Warrants are exercisable at $0.25 cents per Warrant. Each Warrant entitles the holder upon exercise, to receive one share of common stock underlying each Warrant. Warrants are exercisable at intervals as follows:

(ii) 1 Series A warrants exercisable at the "Initial Exercise Date" beginning 90 days following effectiveness of Registration Statement and expiring on the 2nd anniversary from the effective date.

(iii) 1 Series B warrants exercisable at the "Initial Exercise Date" beginning 120 days following effectiveness of Registration Statement and expiring on the 2nd anniversary from the effective date.

(iv) 1 Series C warrants exercisable at the "Initial Exercise Date" beginning 150 days following effectiveness of Registration Statement and expiring on the 2nd anniversary from the effective date.

(v) 1 Series D warrants exercisable at the "Initial Exercise Date" beginning 180 days following effectiveness of Registration Statement and expiring on 2nd anniversary from the effective date.

In February and March 2006, 400,000 units consisting of 400,000 shares of common stock and four series of common stock purchase warrants  were sold for total consideration of $10,000.

   In May of  2006, 400,000 shares of common stock and four series of common stock purchase warrants  were issued for research & development services rendered.

  Additional paid in capital has been credited $56,000 and $15,000 in the periods ended March 31, 2007 and 2006 respectively for officer's compensation and rent.

No preferred shares have been issued. It is within the discretion of the Board of Directors to determine the preferences of the preferred stock. The Company has not yet determined the preferences of the preferred stock

Note 12- Restated Financial Statements

For the period ended March 31, 2006 the financial statements have been restated to reflect the fact that certain costs incurred, which were previously capitalized have been expensed. Other costs incurred by the officers before technological feasibility had incurred and were not included in the financial statements have been expensed and additional paid in capital has been credited for the same amount. Lastly, a loss from discontinued operations has been segregated on the statement of operations

The following table  itemizes  the change on the various financial statements.

	BALANCE SHEET

	March 31, 2006	March 31, 2006

	PREVIOUSLY REPORTED	AS RESTATED

Total Assets	$75,497	$41,297
Total Liabilities	6,223	6,223
Capital Stock	440	440
Additional Paid in Capital	89,560	91,060
Retained Deficit	(20,726)	(56,426)

	STATEMENT OF OPERATIONS
			Accumulated from	Accumulated from
			Inception	Inception
	For The Year Ended	For The Year Ended	July 27, 2004-	July 27, 2004-
	March 31, 2006	March 31, 2006	March 31, 2006	March 31, 2006

	PREVIOUSLY REPORTED	AS RESTATED	PREVIOUSLY REPORTED	AS RESTATED

Revenues	$7,161	$6,321	$7,161	$6,321

G and E Expenses	9,402	45,383	9,402	45,383
Officers Compensation	15,000	15,000	15,000	15,000
Depreciation & Amortization	3,485	1,685	3,485	1,685

totals expenses	27,887	62,068	27,887	62,068

Net Loss from continuing Operations	(20,726)	(55,747)	(20,726)	(55,747)

Loss from Continuing Operations	$0	$(679)	$0	$(679)
Net Loss	$(20,726)	$(56,426)	$(20,726)	$(56,426)

Net Loss	$0.02	$0.05

NOTE 13-  Related Party Transactions:

One of the Company's directors, Mr. Hason  who is also its marketing officer,  is the principal shareholder of the Company's sole client Platin.  The Company generated all of its revenues  from this client .  In addition all accounts receivable owing to the Company is due from this client.

NOTE 14-SUBSEQUENT EVENTS

On May 22, 2007  a second   addendum to the Loan Agreement  was entered into between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  See Exhibit  99.15 attached.

F9

Interim Financial Statement for the  Six Month Period Ended  September 30, 2007 and  September 30, 2006

VGTel, Inc.
(A Development Stage Company)
Balance Sheet
(Unaudited)

	Unaudited
	September 30,		March 31,
	2007		2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$7,274		$7,179
Accounts receivable	1,351		3,504

Total Current Assets		$8,625		$10,683

FIXED AND OTHER ASSETS
Property and equipment	4,744		4,744
less: Accumulated depreciation	(4,744)		(4,744)
Net- Property and equipment	0		0
Intellectual property	29,000		29,000
less: Accumulated amortization	(10,150)		(7,250)
Net -Intellectual property		18,850	21,750
Deferred tax asset	0		0

Total Fixed and Other Assets		0		21,750

Total Assets		$27,475		$32,433
		27,475

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accrued expenses	$19,114		14,631
Due to shareholders	16,323		16,323

Total Current Liabilities		35,437		30,954

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock,, $.001 par value,
Authorized 10,000,000 shares, none issued	0		0
Common stock, $ .0001 par value ,
Authorized 200,000,000 shares Issued &
outstanding 4,800,000	480		480
Additional paid in capital	185,020		157,020
Accumulated other comprehensive gain (loss)	0		0
Retained Earnings (Deficit)	$(193,462)		$(156,021)

Total Stockholders' Equity		(7,962)		1,479

Total Liabilities and Stockholders' Equity		$27,475		$32,433

See accompanying notes to financial statements

F10

VGTel, Inc.
(A Development Stage Company)
Statement of Cash Flow
For the Periods Ended

			Accumulated
	Six Month Period		From Inception
	April 1, 2007	April 1, 2006-	July 27, 2004-
	September 30, 2007	September 30, 2006	September 30, 2007

Cash flows from operating activities
Net Income (loss)	$(37,441)	$(20,902)	$(193,462)
Adjustments to reconcile net loss to net
cash provided by operating activities:
Officers compensation & Rent charged to paid in capital	28,000	12,500	99,000
Depreciation and amortization	2,900	8,550	10,150

Changes in assets and liabilities:
Accounts receivable	2,153	5,897	(1,351)
Accrued expenses	4,483	0	19,114

Net cash provided ( used) in operating activities	95	6,045	(66,549)

Cash flows from investing activities
Purchase of fixed assets & intellectual properties	0	(20,500)	(29,000)
		0	0
Net cash provided (used) in investing activities	0	0	(29,000)

Cash flows from financing activities
Officers loans	0	0	16,323
Issuance of common stock for services rendered	0	10,000	10,000
Sale of units	0	0	10,000
Additional paid in capital credited for shareholder contributions	0	4,100	66,500

Net cash provided (used) by financing activities	0	14,100	102,823

Net increase (decrease ) in cash	95	(355)	7,274

Cash and cash equivalents, beginning of period	7,179	6,926	0

Cash and cash equivalents, end of period	7,274	$6,571	$7,274

Supplemental disclosures

Noncash investing and financing activities:
Additional paid in capital credited in exchange for Intellectual property	$0	$0	$66,500
Issuance of common stock in exchange for services rendered	$0	$10,000	$10,000
Officers Compensation and Rent credited to Additional Paid in capital	$____________28,000	$14,000	$99,000

 See accompanying notes to financial statements

F11

VGTel, Inc.
(A Development Stage Company)
Statement of Operations
For the Periods Ended

	Three Month Period		Six Month Period	Six Month Period

	July 1, 2007	July 1, 2006	April 1, 2007	April 1, 2006	(July 27, 2004)-
	September 30, 2007	September 30, 2006	September 30, 2007	September 30, 2006	September 30, 2007

REVENUES	2,957	4,312	7,683	7,944	$33,390

OPERATING EXPENSES
General and administrative	11,832	7,795	14,224	7,796	116,788
Officers' compensation & rent	14,000	6,250	28,000	12,500	99,000
Depreciation and amortization	1,450	4,182	2,900	8,550	10,385

Total operating expenses	27,282	18,227	45,124	28,846	226,173

Income (loss) from operations	$(24,325)	$(13,915)	$(37,441)	$(20,902)	$(192,783)

OTHER INCOME
Investment income

Loss before income taxes	$(24,325)	$(13,915)	$(37,441)	$(20,902)	$(192,783)

Federal Income Tax

NET INCOME (LOSS)	$(24,325)	$(13,915)	$(37,441)	$(20,902)	$(192,783)

Discontinued Operations
Loss from discontinued operations	0	0	0		(679)
Income tax benefit	0	0	0	0	0
Net Loss from Discontinued	0	0	0	0	0
operations
NET INCOME (LOSS)	$(24,325)	$(13,915)	$(37,441)	$(20,902)	$(193,462)
PER COMMON SHARE-
INCOME (LOSS)	$0.00	$0.00	$0.00	$0.00

Basic and Diluted

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	4,800,000	4,800,000	4,800,000	4,800,000	4,800,000

See accompanying notes to financial statements

F12

VGTel, Inc.
(A Development Stage Company)
Notes to the Financial Statements
For the six month period ended  September  30, 2007 and September 30, 2006
(Unaudited)

NOTE 1- RESTATEMENT OF FINANCIAL STATEMENT

The financial statements for the fiscal year ended March 31, 2006  had  been restated to reflect the fact that certain costs incurred, which were previously capitalized as an intangible asset, have been changed. This change was due to the fact that some costs associated with this asset were in actuality pre technological feasibility costs, which are required to be expensed. Certain other costs incurred by the officers before technological feasibility had incurred and were not included in the financial statements have been expensed and additional paid in capital has been credited for the same amount. Lastly, a loss from discontinued operations has been segregated on the statement of operations.  This resulted in a reduction in the asset -Intellectual property from $65,000 to $29,000 and a reduction in the corresponding amortization on the Balance Sheet. The Statement of Operations net loss was affected by a reduced amortization deduction and an increase in general and organizational expenses of $37,500  for pre technological expenses incurred. The Statement of Stockholders Equity was affected by a net increase of $37,500 in contributed additional paid in capital. A table showing the line items effected is included in note 12.

NOTE 2 - FORMATION AND BUSINESS OF THE COMPANY.

VGTel Inc. (formerly known as Tribeka-Tek Inc.) (The “Company) was organized on February 5, 2002 in the State of New York. Tribeka-Tek Inc. was engaged in the business of providing Edgarizing services for publicly traded companies filing through the Edgar system. On January 18, 2006 the Company purchased from NYN International LLC its intellectual property assets pertaining to the GMG System, a telemarketing campaing product. Tribeka Tek, Inc. was a minimally operating corporation with nominal assets. Pursuant to the terms of the Acquisition Agreement, the Company issued to NYN shareholders and designees 2,760,000 newly issued shares of VGTel Inc. (formerly Tribeka Tek, Inc). At the time of the acquisition, the 2,760,000 shares represented approximately 70% of the outstanding shares of the Company, which resulted in the stockholders of NYN obtaining control of the Company.

The merger has been accounted for as a reverse acquisition using the purchase method of accounting. NYN International, Inc. has been treated as the acquiring company for accounting purposes under Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations”, due to the following factors: (1) NYN’s stockholders received the larger share of the voting rights in the merger; (2) NYN received the majority of the members of the board of directors; and NYN’s senior management prior to the merger dominated the senior management of the combined company. As a result of the reverse acquisition, the statements of operations presented herein include the results of NYN International for the years ended March 31, 2007 and March 31, 2006 and the the six month ending September 30, 2007, and include the results of Tribeka Tek for the period from date of acquisition (January 18, 2006 to March 31, 2006). Although NYN International was formed in July of 2004 there was no activity prior to April 2005, thus the results for the  fiscal periods  reflect results from inception.

Because NYN International LLC is treated as the acquirer for accounting purposes, the equity accounts are adjusted for the share exchange and carried forward. Prior accumulated deficits of NYN International LLC are adjusted to additional paid in capital therefore carrying forward the accumulated deficit or earnings of NYN International LLC. As these are the first periods with activity there was no beginning accumulated deficit or earnings,  and ending retained deficit reflects the retained deficit for the current period.

The common stock per share information in the consolidated financial statements and related notes have been retroactively adjusted to give effect to the reverse acquisition on January 18, 2006 for all periods presented.

On January 18, 2006 the Company changed its name to VGTel Inc. As of the periods stated the Company had generated minimal revenues and is considered a development stage company.   As of February 2006 the Company has ceased its Edgarizing operations and is concentrating its efforts in the development of its intellectual properties.   As  a result of the acquistion of the GMG System, the company is now operating in the telemarketing sector of the telecommunications industry.

NOTE 3 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fiscal year

The Company has chosen March 31, as its fiscal year end.

USE OF ESTIMATES:

The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, revenue and expenses as well as the disclosure of contingent assets and liabilities in the financial statements. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents consists of cash, money market funds and other highly liquid investments with a maturity of three months or less from the date of purchase. The Company has not experienced any losses on its cash or cash equivalents.

F13

INVESTMENTS:

Investments include marketable common stock securities traded on the stock exchange. The marketable securities are classified as available for sale, and are measured at fair value in the balance sheet. Unrealized gains and losses on investments are recorded net of tax as a separate component of stockholders’ equity. Gains and losses on securities sold are determined based on the specific identification method.

PROPERTY AND EQUIPMENT

Property and equipment (primarily computer hardware) are recorded at cost and depreciated or amortized over the estimated useful lives of the assets (three to five years) using the accelerated depreciation method allowed by the Internal Revenue Code.

NOTE 3 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

REVENUE RECOGNITION

The Company recognizes revenue on arrangements in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and SAB No. 104, “Revenue Recognition”. In all cases, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed and collectibles is reasonably assured.

For Platin Ltd., our sole  current client to date,  the company does not  generate an invoice or recognize revenues  for services until  the  requested services have been provided to Platin and accepted by Platin.

EARNINGS (LOSS) PER SHARE

In accordance with Statement of Financial Accounting Standards No. 128, “Earnings Per Share”, the computation of net loss per share is based upon the weighted average number of common shares issued and outstanding for the reporting period. Common stock equivalents related to options, warrants and convertible securities are excluded

DISCONTINUED OPERATIONS

During the period ended March 31, 2006 the Company ceased its Edgarizing operations.    The Statement of Operations for the period recognized revenues of $840 and expenses of $1,519 for a net loss of $679 from the Edgarizing business.

FASB No. 86

The Company has incurred significant costs in the development of its program. The costs, which were incurred by the Company, were segregated between pre technological feasibility costs and post technological feasibility costs. It is estimated that the useful life of this asset should approximate five years. Under FASB No. 86, once technological feasibility has been established, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value. When the product is available for general use amortization begins and all further maintenance costs are expensed.

The Company  determined that technological feasibility has been established for our GMG System when we completed all planning, designing, coding, and testing activities that were necessary to establish that the GMG System can be produced to meet its design specifications including functions, features, and technical performance requirements.

RECENT ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standards Board (FASB) issued FASB 133, “Accounting for Derivative Instruments and Hedging Activities”, The Company does not engage in derivative or hedging activities and does not expect the adoption of this new pronouncement to have a material effect, if any, on its financial condition or results of operations.

In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS 150 changes the accounting for certain financial instruments that under previous guidance issuers could account for as equity. It requires that those instruments be classified as liabilities in balance sheets. The guidance in SFAS 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective on July 1, 2003. The adoption of SFAS 150 did not impact the financial position, cash flows or results of operations.

In December 2003, the SEC issued SAB 104. This staff accounting bulletin revises or rescinds certain sections of SAB 101, which gives interpretation guidance about revenue recognition. SAB 104 makes the interpretive guidance of SAB 101 consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. The adoption of SAB 104 in the fourth quarter of fiscal 2004 did not impact the financial position, cash flows or results of operations.

NOTE 4- LIQUIDITY & PROFITABILITY- GOING CONCERN

The Company has had no significant income since inception, which raises substantial doubt about its ability to continue as a going concern. The continuation of the Company as a going concern are dependent upon the Company’s ability to obtain additional financing and upon future profitable operations.

NOTE 5 -INCOME TAXES

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 , (SFAS 109) “ Accounting for Income Taxes.” Under the asset and liability method, deferred income taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. Under SFAS 109, deferred tax assets may be recognized for temporary differences that will result in deductible amounts in future periods. A valuation allowance is recognized, if on the weight available evidence, it is more likely than not that some portion or the entire deferred tax asset will not be realized.

NOTE 6 -INTELLECTUAL PROPERTY

The Company developed the intellectual properties known as Group Messaging Gateway.   As of September  2007 total costs associated  with the development of the GMG System was amounted $95,500 as compared to $76,500 in the prior period ended September 31,  2006.   It has been determined that of this amount $29,000 had been incurred after technological feasibility has been reached. All costs prior to technological feasibility have been expensed.   All post development costs have been expensed in the periods incurred. The asset valued at $29,000 is being amortized over a sixty-month period.

The costs, which were incurred by the Company in the development of the program, were segregated between pre technological feasibility costs and post technological feasibility costs. It is estimated that the useful life of this asset should approximate five years. Under FASB No. 86, once technological feasibility has been established, all software production costs are capitalized and reported at the lower of unamortized cost or net realizable value. When the product is available for general use amortization begins and all further maintenance costs are expensed.

F14

NOTE 7-ACCRUED EXPENSES

Accrued expenses include professional fees payable and monies due to vendors.

NOTE 8-DUE TO SHAREHOLDERS

Various funds had been advanced by the CEO, Mr. Ron Kallus  to the company.   On March 1, 2006, Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured loan is payable May 18,  2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.  On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.  On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.   In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.  No funds have been advanced by Mr. Kallus during the six month ending September 30, 2007.

NOTE 9-OFFICERS ' COMPENSATION

The Officer has taken no actual compensation since inception. For financial statement purposes  the Statement of Operations -officers compensation has been charged for $50,000 and $15,000 for the years ended March 31, 2007 and 2006 respectively.    During the six month period ended September 30, 2007 an  additional $25,000 for Officer's compensation been charged.   Additional Paid in Capital has been credited for the corresponding amounts.

NOTE 10-COMMITMENTS AND CONTINGENCIES

The Company is occupying the premises of its President rent free.  For financial statement purposes  the Statement of Operations -rent has been charged for $3,000 for the six month period ended September 30, 2007.   Additional paid in capital has been credited for the corresponding amount.

The company signed various contracts to build a Global Messaging Gateway (GMG) and for hosting its servers. This is a web-hosted application, which provides message-broadcasting facility, for business to business, personal, telemarketing, alerting and many more applications.

The company has an obligation to repay the loan to Mr. Kallus pursuant to the Officer's loan agreement.   On March 1, 2006, Ron Kallus, the Company Chief Executive Officer and Principal shareholder provided a credit facility to the Company up to a maximum of $20,000 which may be drawn down anytime from March 1, 2006 until May 18, 2007. This unsecured loan is payable May 18,  2007 and bears an interest rate of prime plus one (1) calculated on an annual basis payable annually in arrears with first payment due March 1, 2007 and second payment due May 18, 2007, unless extended by mutual consent of the parties.  On July 18, 2006, Mr. Kallus executed an amendment to the March 1, 2006 credit facility increasing the total amount of the credit facility from $20,000 to $50,000 and extending payable date from May 18, 2007 to December 31, 2007 with the first interest payment due July 1, 2007 and second payment due December 31, 2007.  On May 22, 2007 in a second   addendum to the Loan Agreement  was signed between Mr. Kallus and the Company waiving all interest  payments for  loan facility,  retroactively from the  March 1, 2006  and declaring the loan facility as interest free.  The Officer had previously forgiven his right to the interest for the March 31, 2006 loan thus no interest has been charged or accrued.

 In the fiscal year ended March 31, 2006, Mr. Kallus advanced the sum of $4,233 pursuant to this credit facility.  As of March 31, 2007 Mr. Kallus advanced an additional $  12,090 for an aggregate of $16,323.  The Officer has forgiven his right to the interest for the March 31, 2006 loan thus  no interest has been charged or accrued.  No funds have been advanced by Mr. Kallus during the six month ending September 30,  2007.

In addition the Company is providing its services to a telemarketing company in Israel that is distributing the services to telemarketing clients in Israel.  The services are being provided to Platin, which is a related party to the Company.

Legal Proceedings

There are no material legal proceedings to which the Company is a party to or which any of their property is subject.

NOTE 11- STOCKHOLDERS’ EQUITY

NYN International, LLC  (the accounting acquiror) was organized as a Limited Liability Company in the State of Texas.  No shares were issued to its founders.

Tribeka Tek, Inc, (the legal acquiror) was organized in the State of New York on February 5, 2002.  Tribeka Tek, Inc. authorized 1500 common shares par value $1.00.  In February 2002 Tribeka Tek, Inc. issued 1500 common shares par value $1.00.  to its founders.    On June 29, 2005 Tribeka Tek board of directors voted to increase the common Shares authorized from 1500 to 200,000,000 and decrease the par value from $1.00 to $0.0001.  On January 18, 2006 the Company authorized a forward split of 826.67 for each share outstanding, bringing the total issued and outstanding shares from 1,500 to 1,240,000.   On January 18, 2006 the Company issued 2,760,000 restricted common shares par value $0.0001 per share  to shareholders of NYN International LLC in exchange for the rights to its intellectual properties, bringing the total shares issued and outstanding to 4,000,000.

F15

In February 2006 the Company offered 800,000 Series A Units at $.025 per Unit to accredited and non-accredited investors in a private placement offering pursuant to Regulation D 506. Each Series A Units consists of (i) 1 share of the Company's common stock, $.0001 par value ("Common Stock") and (ii) 1 Series A (iii) 1 Series B (iv) 1 Series C (v) and 1 Series D Common Stock Purchase Warrants ("Warrant Series ]") to purchase shares of the Company's Common Stock, $.0001 par value. Each Series A, B, C, D Warrants are exercisable at $0.25 cents per Warrant. Each Warrant entitles the holder upon exercise, to receive one share of common stock underlying each Warrant. Warrants are exercisable at intervals as follows:

(ii) 1 Series A warrants exercisable at the "Initial Exercise Date" beginning 90 days following effectiveness of Registration Statement and expiring on the 2nd anniversary from the effective date.

(iii) 1 Series B warrants exercisable at the "Initial Exercise Date" beginning 120 days following effectiveness of Registration Statement and expiring on the 2nd anniversary from the effective date.

(iv) 1 Series C warrants exercisable at the "Initial Exercise Date" beginning 150 days following effectiveness of Registration Statement and expiring on the 2nd anniversary from the effective date.

(v) 1 Series D warrants exercisable at the "Initial Exercise Date" beginning 180 days following effectiveness of Registration Statement and expiring on 2nd anniversary from the effective date.

In February and March 2006, 400,000 units consisting of 400,000 shares of common stock and four series of common stock purchase warrants  were sold for total consideration of $10,000.

In May of  2006, 400,000 shares of common stock and four series of common stock purchase warrants  were issued for research & development services rendered.

Additional paid in capital has been credited $56,000 and $15,000 in the periods ended March 31, 2007 and 2006 respectively for officer's compensation and rent.

 No shares were issued during the six month period ended September   30, 2007.  Additional paid in capital has been credited $28,000  for officer's compensation and rent during the six month period ended September 30 2007.

No preferred shares have been issued. It is within the discretion of the Board of Directors to determine the preferences of the preferred stock. The Company has not yet determined the preferences of the preferred stock

Note 12- Restated Financial Statements

For the period ended March 31, 2006 the financial statements have been restated to reflect the fact that certain costs incurred, which were previously capitalized have been expensed. Other costs incurred by the officers before technological feasibility had incurred and were not included in the financial statements have been expensed and additional paid in capital has been credited for the same amount. Lastly, a loss from discontinued operations has been segregated on the statement of operations

The following table  itemizes  the change on the various financial statements.

F16

	BALANCE SHEET

	March 31, 2006	March 31, 2006

	PREVIOUSLY REPORTED	AS RESTATED

Total Assets	$75,497	$41,297
Total Liabilities	6,223	6,223
Capital Stock	440	440
Additional Paid in Capital	89,560	91,060
Retained Deficit	(20,726)	(56,426)

	STATEMENT OF OPERATIONS
			Accumulated from	Accumulated from
			Inception	Inception
	For The Year Ended	For The Year Ended	July 27, 2004-	July 27, 2004-
	March 31, 2006	March 31, 2006	March 31, 2006	March 31, 2006

	PREVIOUSLY REPORTED	AS RESTATED	PREVIOUSLY REPORTED	AS RESTATED

Revenues	$7,161	$6,321	$7,161	$6,321

G and E Expenses	9,402	45,383	9,402	45,383
Officers Compensation	15,000	15,000	15,000	15,000
Depreciation & Amortization	3,485	1,685	3,485	1,685

totals expenses	27,887	62,068	27,887	62,068

Net Loss from continuing Operations	(20,726)	(55,747)	(20,726)	(55,747)

Loss from Continuing Operations	$0	$(679)	$0	$(679)
Net Loss	$(20,726)	$(56,426)	$(20,726)	$(56,426)

Net Loss	$0.02	$0.05

NOTE 13-  Related Party Transactions:

One of the Company's directors, Mr. Hason  who is also its marketing officer,  is the principal shareholder of the Company's sole client Platin.  The Company generated all of its revenues from this client .  In addition all accounts receivable owing to the Company is due from this client.

NOTE 14-SUBSEQUENT EVENTS

None

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE  9. THE SECURITIES OFFERED HEREIN SHOULD NOT BE PURCHASED BY ANY INVESTOR WHO CANNOT AFFORD TO SUSTAIN THE COMPLETE LOSS OF THEIR INVESTMENT.

PART II - INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

The articles of incorporation of VGTel, Inc., Inc. (the “Registrant”) provides for the indemnification of the directors, officers, employees and agents of the Registrant to the fullest extent permitted by the laws of the State of New York. Section S 722 of the New York State General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 723 of the New York State law requires that the determination that indemnification is proper in a specific case must be made by:

(1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the Director or officer has met the standard of conduct set forth in section 22 or established pursuant to section 721, as the case may be,

(2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

(A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

(B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

(c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with this registration:

Sec Registration Fees	$96.10
Printing & Engraving Fees	$500
Accounting Fees & Expenses	$5,000
Legal Fees & Expenses	$5,000
Edgarization & Filing Fees (1)	$--
Transfer Agent Fees & Expenses	$1,600
Miscellaneous	$500
Total	$12,196

(1) We will Edgarize our documents internally.

 Recent Sales of Unregistered Securities
  During the past three (3) years we have sold unregistered securities as follows:

On January 18, 2006 we issued 2,760,000 shares of our Common Stock to the shareholders of NYN International LLC for par value equal to an aggregate of $276.00, or $0.0001 per share. Shares were allocated to shareholders designated by NYN International LLC .

During the period commencing in February 2006  and terminating on May 18, 2006 The Company offered for sale 400,000 Series "A" units to the Selling Shareholders. Each Series A unit consists of One share of the Company's Common stock, One Series A Warrant, One Series B Warrant, One Series C Warrant and One Series D Warrant. Each warrant entitles the holder to purchase one share of the Company's Common Stock at an exercise price of $0.25 per Share. Complete terms of the Warrants are described under "Description of Securities". Each Unit sold for $.025. The Company sold the Units for cash to 31 accredited and unaccredited shareholders. The Offering was terminated May 18, 2006.  While the offering consisted of and were sold as Series A Units, the units do not exist as an instrument, the securities consist only of the components which are Common Stock and Common Stock purchase warrants.

On May 18, 2006, VGTel Inc. entered into a $10,000 consulting and development agreement with Brain & Power Ltd., of Kiryat Bialik, Israel, for devising and testing new applicatiofor the Company's GMG Global Messaging. In lieu of cash in the amount of $10,000 the Company issued 400,000 Series A Units to Brain & Power Ltd.

In connection with the issuance of all of these shares, we relied upon the exemption from the registration provisions of the Act contained in Section 4(2) thereof. Each investor completed a Subscription Agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(a) Rule 415 Offering Undertaking:

The undersigned registrant hereby undertakes:

a) Rule 415 Offering.

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to he purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(e) Equity Offerings of Non-reporting Registrant. The small business issuer will provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(f) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(g) Reliance on Rule 430A. The small business issuer hereby undertakes that it will:
(1) for determining any liability under the Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Commission declared it effective; and

(2) for determining any liability under the Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and the offering of the securities at that time as the initial bona fide offering of those securities.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

EXHIBITS:

	SEC Reference Number	Title of Document	Location
Exhibit	3.1	Articles of Incorporation	*
Exhibit	3.2	Amendments to Articles of Incorporation	*
Exhibit	3.3	By Laws	*
Exhibit	5.1	Opinion & Consent of William O'Neal ESQ.	Attached
Exhibit	10.1	Asset Purchase Agreement	*
Exhibit	10.2	Kanaga Development Agreement	*
Exhibit	10.3	Platin Ltd. Orders dated January 15, 2006 and June 12, 2006	**
Exhibit	10.4	Brain & Power Ltd. Agreement	*
Exhibit	10.5	Contract with Internet Gold	**
Exhibit	23.1	Consent of N. Blumenfrucht CPA PC	Attached
Exhibit	99.13	Officer's Loan Agreement	*
Exhibit	99.14	Officer's Amendment to Credit Facility	**
Exhibit	99.15	Officer's Amendment #2 to Credit Facility Waiver of Interest	***
Exhibit	99.A-4	Form of Subscription Agreement	**
Exhibit	99.A-5	Form of Warrant Series A	**
Exhibit	99.A-6	Form of Warrant Series B	**
Exhibit	99.A-7	Form of Warrant Series C	**
Exhibit	99.A-8	Form of Warrant Series D	**
Exhibit	99	Code of Ethics	*

* Incorporated by reference to the SB-2 Registration Statement filed on June 16, 2006
** Incorporated by reference to the SB-2/A Registration Statement filed on November 14, 2006
***Incorporated by reference to SB-2/A Registration Statement filed on August 22, 2007

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the  State of New York.

VGTel, Inc.
/s/ /Ron Kallus
November 20, 2007

VGTel, Inc.,

Ron Kallus		VGTel, Inc.
President and Principal Executive Officer

Date: November 21, 2007	By:	/s/ Ron Kallus

Title: President and Principal Executive Officer

Ron Kallus		VGTel, Inc.
Principal Accounting Officer

Date: November 21, 2007	By:	/s/ Ron Kallus

Title, Principal Accounting Officer

Israel Hason		VGTel, Inc.
Director

Date: November 21, 2007	By:	/s/ Israel Hason

Title Director

Niva Kallus		VGTel, Inc.
Director

Date: November 21, 2007	By:	/s/ Niva Kallus

Title Director